Exhibit 10.13

EXECUTION COPY

ASSET PURCHASE AND SETTLEMENT AGREEMENT

Dated as of April 21, 2005

Among

MEDTRONIC SOFAMOR DANEK, INC.,

SDGI HOLDINGS, INC.,

MEDTRONIC, INC.,

GARY K. MICHELSON, M.D. AND

KARLIN TECHNOLOGY, INC.

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Exhibits
Exhibit A — Confirmatory Assignment
Exhibit B — Stipulated Order of Dismissal With Prejudice
Exhibit C — Michelson Logo
Exhibit D — Patent and Invention Assignments
Exhibit E — Copies of Assumed Contracts
Exhibit F — Bill of Sale and Assignment
Exhibit G — Assignment and Assumption Agreement

Schedules
Schedule 2.1(a) — Encumbrances
Schedule 2.1(b) — Assumed Contracts
Schedule 2.1(c) — Inter-Party Agreements
Schedule 2.1(e) — Patent Prosecution Files
Schedule 2.1(g) — Purchased Claims
Schedule 2.1(h) — Purchased Third Party Beneficiary Rights
Schedule 2.2(b) — Karlin Instruments Exclusive License
Schedule 2.2(c) — Excluded Indemnification Rights
Schedule 2.2(d) — Excluded Equitable Rights
Schedule 2.2(f) — Assumed Contract Amounts
Schedule 2.6 — Medtronic-Owned Patent Rights
Schedule 2.7 — Multi-Lock Patent Rights
Schedule 4.1 — Trustees
Schedule 4.3 — Sellers’ Noncontravention
Schedule 4.5 — Sellers’ Litigation
Schedule 4.6A — Assumed Contracts
Schedule 4.6B — Certain Contractual Obligations Not in Force or Effect
Schedule 4.7A — Title
Schedule 4.7B — Possession, Custody or Control of, and Rights in and to, the Purchased Assets
Schedule 4.8(b) — Scheduled Subject Patent Rights
Schedule 4.8(c) — Scheduled Excluded Patent Rights
Schedule 4.8(d) — Exceptions to Representations Regarding Subject Patent Rights
Schedule 5.1 — Owners of Stock — the Buyer and MSD
Schedule 5.3 — Medtronic Parties’ Noncontravention
Schedule 5.4 — Medtronic Parties’ Consents
Schedule 5.5 — Medtronic Parties’ Litigation
Schedule 6.13(a) — Attribution Product Systems
Schedule 6.13(c) — Literature
Schedule 6.15 — Consulting Agreements
Schedule 6.24 – Specified Relief

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ASSET PURCHASE AND SETTLEMENT AGREEMENT

        This Asset Purchase and Settlement Agreement (“This Agreement”) dated as of April 21, 2005 (the “Effective Date”) is among Medtronic Sofamor Danek, Inc., an Indiana corporation formerly known as Sofamor Danek Group, Inc. (“MSD”), SDGI Holdings, Inc., a Delaware corporation (the “Buyer”), Medtronic, Inc., a Minnesota corporation (“ MDT,” together with MSD and the Buyer, the “Medtronic Parties”), Gary K. Michelson, M.D. (“Michelson”) and Karlin Technology, Inc., a California corporation (“ KTI,” together with Michelson, the “Sellers”), each individually a “Party” and collectively the “Parties” to This Agreement.

        WHEREAS, the Buyer desires to purchase, and the Sellers desire to assign and sell to the Buyer, certain intellectual property and related agreements, certain license relationships and certain goodwill of the Sellers, and in connection therewith the Parties desire to settle the Litigation;

        NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS.

        As used herein, the following terms will have the following meanings:

        “Acquired Subject Intellectual Property” is defined in Section 6.7(a).

        “Act” is defined in Section 10.5 (Applicable Arbitration Procedures and Powers of the Arbitrator).

        “Action” means any Claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, patent interference, opposition, Third Party requested patent re-examination, notice or proceeding, in each case, to, from, by or before any Governmental Authority, but excluding any action or inaction in the course of the ex parte preparation or prosecution of any Patent Right.

        “Affiliate” means, with respect to any specified Person at any time, (a) each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, (b) each Person who is at such time an officer or director of, or direct or indirect beneficial holder of at least 20% of any class of the voting stock or other voting interests of, such specified Person and (c) each Person (other than an individual) that is managed by a common group of executive officers or directors as such specified Person. For purposes of this definition, the terms “controlling,” “controlled by” or “under common control with” refer to the direct or indirect possession by a Person, or with respect to a Person, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 25% of the directors, managers, general members or individuals exercising similar authority with respect to such Person. For purposes of This Agreement, by way of example, GKM Trust is an Affiliate of KTI, and MSD and MDT are Affiliates of the Buyer, as of the Effective Date.

        “Alternate Closing Payment” is defined in Section 3.3 (Closing Payment; Letter of Credit).

        “Ancillary Agreements” means the Dismissal Document, the Patent and Invention Assignments, the Assignment and Assumption Agreement, the Bill of Sale and any other agreements, certificates, instruments and documents executed and delivered pursuant to This Agreement or in connection herewith, other than the Confirmatory Assignments.

        “Arbitrator” is defined in Section 10.2 (Appointment and Replacement of Arbitrator).

        “Arbitration Action” is defined in Section 12.9 (Jurisdiction; Venue; Service of Process).

        “Arbitration Parties” is defined in Section 10.4 (Demand for Arbitration).

        “Arbitration Settlement Offer” is defined in Section 10.7 (Preliminary Meeting).

        “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be entered into by the Parties at the Closing, the form of which is attached as Exhibit G.

        “Assumed Contract Amounts” means all amounts set forth on Schedule 2.2(f) (Assumed Contract Amounts).

        “Assumed Contracts” means the documents set forth on Schedule 2.1(b) (Assumed Contracts), together with all exhibits, amendments, supplements and modifications thereto.

        “Assumed Liabilities” is defined in Section 2.3 (Assumed Liabilities).

        “Attribution Product Systems” means the products and product systems and surgical techniques listed under the heading “Attribution Product Systems” in Schedule 6.13(a), as such list is revised from time to time pursuant to Section 6.13(a) or Section 6.13(b).

        “Bankruptcy Code” means Chapter 11 of Title 11 of the United States Code.

        “Basket” is defined in Section 9.1 (Indemnification by the Sellers).

        “Bilge Drainage Subject Matter” means what is claimed from the Patent Rights identified on Schedule 4.8(c) as “Bilge Drainage,” including any improvements thereto.

        “Bill of Sale” means the Bill of Sale and Assignment to be entered into by the Parties at the Closing, in the form attached as Exhibit F.

        “Bound Party” is defined in Section 6.14 (Confidentiality).

        “Business Day” means any weekday other than a weekday on which banks located in New York, New York, Los Angeles, California or Minneapolis, Minnesota are authorized or required to be closed.

        “Buyer” is defined in the Preamble.

        “Buyer’s Disclosure Schedule” is defined in Section 5 (Buyer’s Representations and Warranties).

        “Claim” means any assertion of right whatsoever (including all debts, bonds, promises, damages, equitable claims and judgments), liquidated or unliquidated, fixed or contingent, direct or indirect, or imputed.

        “Claimant” is defined in Section 10.4 (Demand for Arbitration).

        “Closing” is defined in Section 3.2 (Closing Time and Place).

        “Closing Date” means the date on which the Closing actually occurs.

        “Closing Letter of Credit” is defined in Section 3.3 (Closing Payment; Letter of Credit).

        “Closing Payment” is defined in Section 3.3 (Closing Payment; Letter of Credit).

        “Code” is defined in Section 4.10 (U.S. Taxpayer).

        “Collateral” is defined in Section 6.7(b).

        “Commercial Launch” means the earlier of (i) the first commercial sale of a product or product system pursuant to MSD’s customary release, executive approval procedures and guidelines, and (ii) 90 days after the first commercial sale of a product or product system; commercial sales do not include sales for use solely in clinical trials, preliminary user groups, customs, specials or other testing purposes.

        “Confidential Information” (i) of each of the Parties means the non-public information in This Agreement, the Ancillary Agreements and the Termination and Release Agreement, or the details of the discussions and drafts leading up to the execution of This Agreement, the Ancillary Agreements or the Termination and Release Agreement, (ii) of the Medtronic Parties means any and all non-public information included in or relating to the Purchased Assets, the Medtronic-Owned Patent Rights or the Medtronic-Zimmer Agreement and (iii) of the Sellers means any and all non-public information included in or relating to the Excluded Assets; provided, that in each case Confidential Information excludes any information that (a) is or becomes a matter of public knowledge through no act of any Party or their respective Affiliates or Representatives in violation of This Agreement or (b) is disclosed to any of the Parties on a nonconfidential basis by a Third Party who lawfully obtained such information and is, to the Knowledge of the Sellers or to the Knowledge of the Medtronic Parties, whichever is the Party receiving such information, under no obligation to maintain the confidentiality of such information.

        “Confirmatory Assignments” is defined in Section 2.6 (Medtronic-Owned Patent Rights).

        “Consents” is defined in Section 4.4 (Consents).

        “Container Subject Matter” means what is claimed from the Patent Rights identified on Schedule 4.8(c) as “Container,” including any improvements thereto.

        “Contractual Obligation” means, with respect to any Person, any legal, valid and binding contract, agreement, deed, note, debenture, warrant, option, mortgage, lease, license, commitment, promise, undertaking, arrangement or understanding, whether written or oral, or other document or instrument to which or by which such Person is a party or otherwise subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound, in each case as amended or otherwise modified and in effect.

        “Counter-Demand” is defined in Section 10.6 (Service).

        “Demand” is defined in Section 10.4 (Demand for Arbitration).

        “Dismissal Document” means the Stipulated Order of Dismissal With Prejudice, substantially in the form attached as Exhibit B.

        “Dispute” means any dispute, controversy, Action, or other issue relating to or arising under or in connection with This Agreement or any of the Ancillary Agreements, their subject matter, or their interpretation, performance or breach, including (i) the validity, scope and enforceability of the agreement to arbitrate set forth in Section 10.1 (Agreement to Arbitrate) and (ii) whether the conditions for termination under Section 8.1 of This Agreement have been met.

        “Document Custodian” means Special Master Alan Balaran or a Third Party agreeable to the Parties or, if the Parties fail to so agree, a Third Party designated by the Arbitrator to take possession and custody of the materials delivered pursuant to Section 6.11 (Patent Counsel; Return of Documents; Tangible Materials), which Third Party shall not be, and shall not be connected with, any law firm involved in the Litigation.

        “DOJ” means the Antitrust Division of the United States Department of Justice.

        “Effective Date” is defined in the Preamble.

        “ElectroStim License Agreement” means the ElectroStim License Agreement dated as of April 21, 2005 between the Sellers and the Buyer.

        “ElectroStim Patent Rights” means (a) the Patent Rights identified on Schedule 4.8(c) as “ElectroStim” and any Patent Right claiming priority thereto and having a specification that does not contain new matter (as defined under U.S. patent law) in relation to any specification of the “ElectroStim” Patent Rights identified on Schedule 4.8(c), and (b) any other Patent Rights claiming any electrostim improvements that Michelson conceives, develops, or reduces to practice after the Effective Date, provided in each case ((a) and (b)) that the patent claims of such Patent Rights are (i) no broader in any respect than those existing in “ElectroStim” Patent Rights on Schedule 4.8(c), or (ii) directed solely to an implant for promoting bone growth using an electrostim energizer or solely to a method for using such an implant for promoting bone growth using an electrostim energizer, regardless of whether the patent claims of such Patent Rights are In The IP Field or not In The IP Field. For the purpose of this definition “electrostim energizer” does not include electrical or magnetic energy generated by the body.

        “Encumbrance” means any charge, community or other marital property interest or other interest relating to or arising out of divorce, annulment or other dissolution of marriage, condition, equitable interest, lien, license, covenant not to sue, option, pledge, security interest, mortgage, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, transfer, receipt of income or exercise of any other attribute of legal or equitable ownership.

        “Escrow Account” is defined in Section 3.3 (Closing Payment; Letter of Credit).

        “Excluded Assets” is defined in Section 2.2 (Excluded Assets).

        “Excluded Equitable Rights” means the equitable rights set forth on Schedule 2.2(d) (Excluded Equitable Rights).

        “Excluded Indemnification Rights” means the indemnification rights set forth on Schedule 2.2(c) (Excluded Indemnification Rights).

        “Excluded Intellectual Property” means (a) the ElectroStim Patent Rights, the Karlin Instruments Exclusive License Patent Rights, the Meniscal Rivet Patent Rights, the Rongeur Patent Rights, and the Surgical Gloves Patent Rights; (b) subject to Section 2.9 (Sellers’ Covenant Not To Sue), any Intellectual Property that Michelson conceives, develops, or reduces to practice after the Effective Date and that is not In The IP Field; (c) all Patent Rights directed to the “Bilge Drainage Subject Matter”, the “Container Subject Matter” and the “Paper Clip Subject Matter”; (d) subject to Section 2.9 (Sellers’ Covenant Not To Sue), any Intellectual Property not In The IP Field in which the Sellers acquire or obtain any right, title, or interest after the Effective Date; and (e) anything conceived by Michelson after the expiration of the Term.

        “Excluded Liabilities” is defined in Section 2.4 (Excluded Liabilities).

        “Field” means the diagnosis or treatment of the Spine, and medical training, education, and procedures relating thereto.

        “Filings” is defined in Section 4.4 (Consents).

        “Former Spine-Tech Agreements” means the following agreements, together with all exhibits, amendments, supplements and modifications thereto:

(a)	the License Agreement dated as of May 10, 1992 among Spine-Tech, Inc., KTI and Michelson;
(b)	the Settlement Agreement dated as of June 6, 1999 among Sulzer Spine-Tech, Inc., KTI and Michelson;
(c)	the Assignment Agreement dated as of June 6, 1999 among Sulzer Spine-Tech, Inc., KTI and Michelson;
(d)	the Three-Party Agreement;
(e)	the MultiLock Technology Purchase Agreement dated as of February 28, 2001 by and between Wright Medical Technology, Inc. and Sulzer Spine-Tech, Inc.; and
(f)	the Award dated as of June 13, 2003 in the arbitration matter between the Sellers and Sulzer Spine-Tech, Inc.

        “FRCP” is defined in Section 10.6 (Service).

        “FTC” means the United States Federal Trade Commission.

        “Future and Meniscal Covenanted Patent Rights” means (a) Intellectual Property conceived by Michelson during the Term that is useful in the Field and is not Subject Intellectual Property and (b) the Meniscal Patent Rights.

        “Governmental Authority” means any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational governmental organization or authority or any governmental authority, agency or commission in each case entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

        “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, but excluding any action or inaction in the course of the ex parte preparation or prosecution of any Patent Right and any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award of general applicability.

        “Hearing” is defined in Section 10.7 (Preliminary Meeting).

        “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        “Indemnified Party” means a Person to whom indemnification is provided under This Agreement.

        “Indemnifying Party” means a Person providing indemnification under This Agreement.

        “Intellectual Property” means all rights, title and interests in and to all proprietary rights of every kind and nature relating to or deriving from Patent Rights or Know-How, but excluding all copyrights and trademarks.

        “Inter-Party Agreements” means the agreements set forth on Schedule 2.1(c)(Inter-Party Agreements), together with all exhibits, amendments, supplements and modifications thereto.

        “In The IP Field” means, (a) when referring to Patent Rights, that one or more claims of the Patent Rights cover one or more products or methods for use in the Field; provided, that Patent Rights are not “In The IP Field” if (i) the product(s) or method(s) covered by one or more claims of such Patent Rights are useful in the Field solely due to their general usefulness in the human body and (ii) the specification for such Patent Rights does not expressly disclose uses in the Field; and (b) when referring to Know-How, that the Know-How is for products or methods for use in the Field; provided, that Know-How is not “In The IP Field” if the Know-How is useful in the Field solely due to its general usefulness in the human body.

        “Karlin Instruments Exclusive License Agreement” means the agreement listed on Schedule 2.2(b) (Karlin Instruments Exclusive License).

        “Karlin Instruments Exclusive License Patent Rights” means only the existing Patent Rights identified on Schedule 4.8(c) under “Karlin Instruments Exclusive License”.

        “Know-How” means ideas, concepts, inventions, know-how, trade secrets, technical knowledge, discoveries, developments, innovations, improvements, processes, methods, data, formulas, information, research and development, compositions, techniques, and designs regardless of whether or not protected or entitled to protection under the patent, copyright or other laws of any jurisdiction.

        “Knowledge of the Medtronic Parties” means the actual knowledge of any of Arthur Collins (Chairman and CEO of MDT), Robert Ryan (CFO of MDT), Terrance Carlson (Secretary and General Counsel of MDT), Michael DeMane (Senior Vice President of MDT), Todd Sheldon (Vice President and Senior Legal Counsel of MSD), Shawn McCormick (CFO of MSD and a director of the Buyer) or Michael Burrage (Vice President of the Buyer).

        “Knowledge of the Sellers” means the actual knowledge of any of Michelson or Mary Burch (President and CFO of KTI).

        “KTI” is defined in the Preamble.

        “Legal Requirement” means any United States federal, state or local or foreign law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

        “Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether strict, absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under U.S. generally accepted accounting principles to be accrued on the financial statements of such Person.

        “Literature” means those specific materials of the types listed in Schedule 6.13(c) as revised from time to time, disseminated or made available by or on behalf of any of the Medtronic Parties or their Affiliates, excluding any materials (including drafts of such materials not disseminated or made available to any Third Party other than a Representative of any of the Medtronic Parties or their Affiliates) that are: (i) documents actually filed with the Securities and Exchange Commission or any other Governmental Authority by any of the Medtronic Parties or their Affiliates, including any substantially complete reprints and record copies thereof; (ii) analyst presentations where any of the Medtronic Parties or their Affiliates is invited as a participant, but excluding analyst presentations hosted by or on the behalf of any of the Medtronic Parties or their Affiliates; (iii) materials published by Third Parties not for or on behalf of any of the Medtronic Parties or their Affiliates, but not copies or reprints thereof provided to a Third Party by or on behalf of any of the Medtronic Parties; (iv) useful articles (as that term is defined in 17 U.S.C. § 101) not intended primarily to convey product or educational information, including shirts, pens, notepads, hats, x-ray bags and similar items; (v) product packaging or labeling, including instrument and implant trays; (vi) materials intended for internal use of the Medtronic Parties or their Affiliates, including emails, sales reports, quality control documents and lab reports, but excluding sales training booklets and further excluding such internal materials which are disseminated as or as part of an external mass mailing (i.e. 25 or more Third Party disseminations); (vii) clinical studies materials sent to clinical sites pursuant to IDE clinical studies or other studies sponsored by the Medtronic Parties or their Affiliates; (viii) price lists, pricing bids, vendor pricing proposals, shipping materials invoices and other billing, coding or accounting documents or resources; (ix) correspondence, excluding attachments or enclosures which are otherwise Literature, and further excluding external mass mailings (i.e. 25 or more Third Party disseminations); (x) contracts or agreements; (xi) documents covered by the unwaived attorney-client or work product privileges; or (xii) Third Party anonymous market research questionnaires in which the source of the communication is not identified to be any of the Medtronic Parties or their Affiliates.

        “Litigation” means the action entitled Medtronic Sofamor Danek, Inc. v. Gary Karlin Michelson M.D. et al., Civil Action No. 01-2373 in the United States District Court for the Western District of Tennessee, including Medtronic Sofamor Danek v. Michelson and KTI, U.S. District Court, District of Minnesota, filed January 15, 2002, Medtronic Sofamor Danek v. Michelson and KTI , U.S. District Court, Northern District of Georgia, filed Feb. 20, 2003 and Medtronic Sofamor Danek v. Michelson and KTI, U.S. District Court, Northern District of Florida, filed November 26, 2003, and the action entitled Medtronic Sofamor Danek, Inc., and Medtronic, Inc. v. GKM Trust et. al., Civil Action No. 03-2055 in the United States District Court for the Western District of Tennessee, together with all Claims, defenses, counterclaims and causes of action arising therefrom.

        “Litigation Materials” is defined in Section 6.11(b) (Patent Counsel; Return of Documents; Tangible Materials).

        “Losses” means all Actions, Claims, Liabilities, damages, judgments, amounts paid in settlement, assessments, Taxes, losses, fines, penalties, expenses, costs and fees (including reasonable attorneys’ fees).

        “MDT” is defined in the Preamble.

        “Medtronic-Owned Patent Rights” is defined in Section 2.6 (Medtronic-Owned Patent Rights).

        “Medtronic Parties” is defined in the Preamble.

        “Medtronic Released Parties” is defined in Section 11.2 (Sellers Release).

        “Medtronic Releasing Parties” is defined in Section 11.1 (Medtronic Release).

        “Medtronic-Zimmer Agreement” means the Cross-License Agreement dated as of April 21, 2005 between Zimmer Spine, Inc., the Medtronic Parties and Sofamor Danek Holdings, Inc.

        “Meniscal Rivet Patent Rights” means (a) the Patent Rights identified on Schedule 4.8(c) as “Meniscal Rivet” and all Patent Rights claiming priority thereto or having a specification that does not contain new matter (as defined under U.S. patent law) in relation to any specification of the “Meniscal Rivet” Patent Rights identified on Schedule 4.8(c), and (b) any other Patent Rights claiming any meniscal rivet improvements that Michelson conceives, develops, or reduces to practice after the Effective Date, provided in each case ((a) and (b)) that the claims of such Patent Rights are (i) no broader in any respect than those existing in “Meniscal Rivet” Patent Rights on Schedule 4.8(c), or (ii) directed to a meniscal rivet not in the Field or a method for using such meniscal rivet not in the Field.

        “Michelson” is defined in the Preamble.

        “Michelson Logo” means the logo depicted on Exhibit C, as modified from time to time in accordance with Section 6.13(j).

        “Michelson Released Parties” is defined in Section 11.1 (Medtronic Release).

        “Michelson Releasing Parties” is defined in Section 11.2 (Sellers Release).

        “Michelson-Zimmer Agreement” means the Attribution and Indemnification Agreement dated as of April 21, 2005 between Zimmer Holdings, Inc. and Zimmer-Spine, Inc. and the Sellers.

        “MSD” is defined in the Preamble.

        “Multi-Lock Patent Rights” is defined in Section 2.7 (Multi-Lock Patent Rights).

        “New Product System” means a new or modified product or product system useful in the Field that is not listed in the original Schedule 6.13(a) and that has its Commercial Launch in its new or modified form after October 1, 2003 by any of the Medtronic Parties or their Affiliates. Each modification of a New Product System is a different New Product System for purposes of this definition.

        “New Subject Invention” is defined in Section 6.7 (Disclosure of New Subject Inventions and New Subject Intellectual Property).

        “Notices” is defined in Section 4.4 (Consents).

        “Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement, trust agreement and instrument and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case as amended or supplemented.

        “Other Party” is defined in Section 6.14 (Confidentiality).

        “Paper Clip Subject Matter” means what is claimed from the Patent Rights identified on Schedule 4.8(c) as “Paper Clip,” including any improvements thereto.

        “Party” and “ Parties” are defined in the Preamble.

        “Patent and Invention Assignments” means the patent and invention assignments to be entered into by the Parties at the Closing, the forms of which are attached as Exhibit D.

        “Patent Prosecution Files” means the files identified in Schedule 2.1(e) (Patent Prosecution Files).

        “Patent Rights” means (i) any and all U.S. and foreign: (a) patents (including utility and design patents); (b) patent applications (including utility and design patent applications), including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon; and (c) patents-of-addition, reissues, reexaminations and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (ii) any other form of government-issued right substantially equivalent to any of the foregoing now or hereafter recognized including, for example, statutory invention disclosures or the like.

        “Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

        “Post-Closing Payment” is defined in Section 3.4 (Post-Closing Payments).

        “Post-Closing Letter of Credit” is defined in Section 3.4 (Post-Closing Payments).

        “Pre-Hearing Meeting” is defined in Section 10.7 (Preliminary Meeting).

        “Preliminary Meeting” is defined in Section 10.7 (Preliminary Meeting).

        “Protective Order Materials” is defined in Section 6.11(b) (Patent Counsel; Return of Documents; Tangible Materials).

        “Potential Arbitrators” is defined in Section 10.2 (Appointment and Replacement of Arbitrator).

        “Public Statement” is defined in Section 6.20 (Public Statements).

        “Purchased Assets” is defined in Section 2.1 (Purchased Assets).

        “Purchased Claims” means the Claims set forth on Schedule 2.1(g) (Purchased Claims) and all rights of recovery, rights of set off, rights of recoupment and other rights of every type or nature relating thereto.

        “Purchased Third Party Beneficiary Rights” means the third party beneficiary rights set forth on Schedule 2.1(h) (Purchased Third Party Beneficiary Rights).

        “Representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, partner, trustee or other representative of such Person, including legal counsel, accountants and financial advisors.

        “Respondent” is defined in Section 10.4 (Demand for Arbitration).

        “Response” is defined in Section 10.6 (Service).

        “Restricted Field” is defined in Section 6.15 (Restricted Activities).

        “Retention Period” is defined in Section 6.11(b) (Patent Counsel; Return of Documents; Tangible Materials).

        “Revised Attribution Product System List” is defined in Section 6.13(a) (Name Attribution).

        “Rongeur Patent Rights” means (a) the Patent Rights identified on Schedule 4.8(c) as “Rongeur” and all Patent Rights claiming priority thereto or having a specification that does not contain new matter (as defined under U.S. patent law) in relation to any specification of the “Rongeur” Patent Rights identified on Schedule 4.8(c), and (b) any other Patent Rights claiming any rongeur improvements that Michelson conceives, develops, or reduces to practice after the Effective Date, provided in each case ((a) and (b)) that the patent claims of such Patent Rights are (i) no broader in any respect than those existing in “Rongeur” Patent Rights on Schedule 4.8(c), (ii) directed to a rongeur or a method for making or using such a rongeur, or (iii) not In The IP Field.

        “Scheduling Order” is defined in Section 10.7 (Preliminary Meeting).

        “Sellers” are defined in the Preamble.

        “Sellers’ Disclosure Schedule” is defined in Section 4 (Sellers’ Representations and Warranties).

        “Set-Off Amounts” is defined in Section 3.1 (Signing Deposit).

        “Signing Deposit” is defined in Section 3.1 (Signing Deposit).

        “Special Master Materials” is defined in Section 6.11(b) (Patent Counsel; Return of Documents; Tangible Materials).

        “Specified Relief” means the relief set forth in Schedule 6.24 (Specified Relief).

        “Spine” means the spine (including all bones and nucleus materials from the base of the skull to the coccyx) and the portions of nerves, muscles, tendons, ligaments, veins, arteries, and other vessels adjacent thereto.

        “Subject Intellectual Property” means:

(a)	all Patent Rights identified on Schedule 4.8(b);
(b)	all Patent Rights claiming priority to, or incorporating a substantial portion of or all of the same specification as, the Patent Rights identified on Schedule 4.8(b), and all foreign counterpart Patent Rights thereof, but excluding the ElectroStim Patent Rights, Medtronic-Owned Patent Rights, and Multi-Lock Patent Rights;

(c)	all Intellectual Property In The IP Field in which the Sellers have any rights, title, or interests as of the Closing, but excluding the Excluded Intellectual Property, Medtronic-Owned Intellectual Property, the Multi-Lock Patent Rights and rights being transferred by assignment and assumption of the Assumed Contracts;
(d)	all Intellectual Property In The IP Field conceived by Michelson prior to the Closing in which the Sellers acquire or otherwise obtain any rights, title, or interests after the Closing (including any reversion of rights), but excluding the Excluded Intellectual Property and the Medtronic-Owned Intellectual Property;
(e)	all Intellectual Property In The IP Field conceived by Michelson during the Term, but excluding the Excluded Intellectual Property; and
(f)	all other Intellectual Property In The IP Field that the Sellers otherwise acquire or obtain any rights, title, or interests in during the Term; but excluding the Excluded Intellectual Property and the Medtronic-Owned Intellectual Property.

        “Surgical Gloves Patent Rights” means (a) the Patent Rights identified on Schedule 4.8(c) as “Surgical Glove” and all Patent Rights claiming priority thereto or having a specification that does not contain new matter (as defined under U.S. patent law) in relation to any specification of the “Surgical Gloves” Patent Rights identified on Schedule 4.8(c), and (b) any other Patent Rights claiming any surgical glove improvements that Michelson conceives, develops, or reduces to practice after the Effective Date, provided in each case ((a) and (b)) that the claims of such Patent Rights are (i) no broader in any respect than those existing in “Surgical Gloves” Patent Rights on Schedule 4.8(c), (ii) directed to surgical gloves or a method for making or using such surgical gloves, or (iii) not In The IP Field.

        “Tangible Materials” means documents, files (including electronic files), diagrams, drawings, plans, specifications, designs, schematics, records, reports, lab or research notebooks, drawings, flow charts, specifications, written descriptions, invention disclosures, source code, data, photographs of three-dimensional prototypes and models, or other written, graphic or tangible materials or embodiments (other than three-dimensional prototypes and models) relating to the Subject Intellectual Property, and all correspondence relating to the prosecution of the Subject Intellectual Property and non-privileged, non-work product correspondence relating to the Assumed Contracts and Purchased Third Party Beneficiary Rights, in each case, within the possession, custody or control of the Sellers or their Affiliates.

        “Tax” or “ Taxes” means any and all federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind, including any interest, penalty or addition thereto, whether disputed or not.

        “Tax Return” means any return, declaration, report, Claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereto filed with any Governmental Authority responsible for Taxes.

        “Term” means the period beginning at the Closing and ending on the fifteenth anniversary of the Closing.

        “Termination and Release Agreement” means the Termination and Release Agreement dated as of April 21, 2005 among Zimmer Holdings, Inc. and Zimmer Spine, Inc., the Sellers, the Medtronic Parties, and Sofamor Danek Holdings, Inc.

        “Termination Date” is defined in Section 8.1 (Termination of Agreement).

        “Third Party” means any Person other than the Parties and their Affiliates.

        “Third Party Attribution Transfer” means any written license, assignment, covenant not to sue or transfer to or as to a Third Party relating to any Patent Rights included in the Subject Intellectual Property, Excluded Intellectual Property, Multi-Lock Patent Rights, or Medtronic-Owned Patent Rights.

        “Third Party Claim” means any Claim by a Third Party with respect to any matter that may give rise to a Claim for indemnification under This Agreement.

        “This Agreement” is defined in the Preamble.

        “Three-Party Agreement” means the Agreement dated as of January 18, 2001 among Michelson, Sofamor Danek Holdings, Inc. and Wright Medical Technology, Inc.

        “Voidable Transfer” is defined in Section 6.19 (Revival and Reinstatement of Payment Obligations).

        “Wright Design Patent Assignment” means the Design Patent Assignment by Gary K. Michelson – Anterior Cervical Plate dated January 24, 2001 to Wright Medical Technology, Inc.

        “Wright Multi-Lock Assignment” means the Patent Assignment by Gary K. Michelson – Multi-Lock Anterior Cervical Plating System dated January 24, 2001 to Wright Medical Technology, Inc.

2.	PURCHASE AND SALE OF ASSETS.

         2.1.   Purchased Assets.    On the terms and subject to the conditions of This Agreement, the Sellers shall, and hereby do, sell, assign, transfer and deliver to the Buyer effective as of the Closing, and the Buyer shall, and hereby does, purchase and accept from the Sellers effective as of the Closing, all of the rights, title and interests of the Sellers in and to the following assets, properties and rights, free and clear of all Claims and Encumbrances, other than those Claims and Encumbrances listed on Schedule 2.1(a) and those Claims and Encumbrances imposed or asserted by or for the benefit of the Buyer or any of its Affiliates, but excluding the Excluded Assets as set forth in Section 2.2 (Excluded Assets), the Medtronic-Owned Patent Rights as set forth in Section 2.6 (Medtronic-Owned Patent Rights), and the Multi-Lock Patent Rights as set forth in Section 2.7 (Multi-Lock Patent Rights):

        (a)  the Subject Intellectual Property;

        (b)  the Assumed Contracts (subject to the equitable rights of the Sellers and their Affiliates set forth in Sections 2.2(c) and 2.2(d) and the rights of the Sellers and their Affiliates set forth in Section 2.2(f)); provided, that if the terms of any Assumed Contract require that the consent of a Third Party be obtained in connection with the assignment or transfer to the Buyer of such rights under such Assumed Contract, then such rights under such Assumed Contract will be deemed not to have been assigned and transferred to the Buyer under This Agreement until such consent has been obtained; provided, further, that if such consent has not been obtained as of the Closing, the Sellers will hold such rights under such Assumed Contract in trust for the benefit of the Buyer until such consent is obtained and any rights under such Assumed Contract will be subject to the Sellers’ obligations in Section 6.5 (Covenants in Support of Assignment);

        (c)  the Inter-Party Agreements;

        (d)  any Actions, rights of recovery, rights of set off, rights of recoupment and other rights of every type or nature relating to the Purchased Assets listed in clauses (a) and (b) above (subject to the equitable rights of the Sellers and their Affiliates set forth in Sections 2.2(c) and 2.2(d) and the rights of the Sellers and their Affiliates set forth in Section 2.2(f)), including all rights to recovery for damages for Intellectual Property infringement arising before the Closing;

        (e)  originals of the Patent Prosecution Files and a copy of all other Tangible Materials;

        (f)  all assignable inventor moral rights under the Subject Intellectual Property;

        (g)  the Purchased Claims;

        (h)  the Purchased Third Party Beneficiary Rights; and

        (i)  all goodwill relating solely to the Assumed Contracts and the licensing of the Subject Intellectual Property.

        All of the assets, properties and rights described in paragraphs (a) through (i) of this Section 2.1, together with the Sellers’ rights, title and interest therein, are collectively referred to in This Agreement as the “Purchased Assets.”

         2.2.   Excluded Assets.    At the Closing, the Sellers shall retain, and the Buyer shall not purchase under This Agreement, any of the Sellers’ rights, title and interests in or to any assets of the Sellers whatsoever other than the Purchased Assets (the rights, title and interests to such assets are collectively referred to as the “Excluded Assets”). By way of example and without limiting the foregoing, the Purchased Assets shall not include any of the Sellers’ rights, title and interests in or to any of the following (each of which is included in the definition of “Excluded Assets”):

        (a)  the Excluded Intellectual Property;

        (b)  the Karlin Instruments Exclusive License Agreement;

        (c)  the Excluded Indemnification Rights;

        (d)  the Excluded Equitable Rights;

        (e)  all three-dimensional models and prototypes of the Sellers;

        (f)  the Assumed Contract Amounts;

        (g)  all materials protected by the attorney-client privilege, the work product doctrine, or other applicable privileges (in each case, other than all correspondence relating to the prosecution of the Subject Intellectual Property);

        (h)  This Agreement and any of the Ancillary Agreement;

        (i)  the Michelson-Zimmer Agreement;

        (a)  the Termination and Release Agreement; or

        (b)  the ElectroStim License Agreement.

         2.3.   Assumed Liabilities.    From and after the Closing, on the terms and subject to the conditions of This Agreement, the Buyer shall assume and satisfy or perform when due only the following Liabilities of the Sellers:

        (a)  all Liabilities of the Sellers under any of the Assumed Contracts to the extent arising out of or relating to facts or circumstances existing or occurring after the Closing; and

        (b)  all Liabilities of the Sellers under any of the Inter-Party Agreements arising out of or relating to facts or circumstances existing or occurring before, at or after the Closing

        (collectively, the “Assumed Liabilities”).

         2.4.   Excluded Liabilities.    The Buyer does not hereby assume or covenant to satisfy any Liability of the Sellers whatsoever other than the Assumed Liabilities (collectively, the “Excluded Liabilities”). By way of example and without limiting the foregoing, the Buyer does not assume any of the following (each of which is included within the definition of “Excluded Liabilities”):

        (a)  any Liability of any Seller arising out of or relating to facts or circumstances existing or occurring before, at or after the Closing to the extent relating to the Excluded Assets;

        (b)  except as otherwise provided in Section 6.12 (Taxes), any Liability of any Seller for any Taxes whether or not relating to the Purchased Assets and whether or not incurred before the Closing;

        (c)  any Liability of any Seller for making payments or providing benefits of any kind to his or its employees or former employees, including as a result of the sale of the Purchased Assets;

        (d)  any Liability of any Seller for fees, costs and expenses incurred in connection with the Litigation;

        (e)  except as otherwise expressly provided in This Agreement, any Liability of any Seller for fees, costs and expenses incurred in connection with This Agreement or any of the Ancillary Agreements, the making or performance of This Agreement or any of the Ancillary Agreements and the transactions contemplated hereby and thereby;

        (f)  any Liability expressly imposed upon any Seller by the terms of This Agreement; or

        (g)  any Liability of any Seller for fees, costs and expenses incurred prior to Closing in connection with the prosecution of the Patent Rights included within the Purchased Assets or any other Liability of Sellers to Martin & Ferraro LLP incurred prior to Closing.

         2.5.   Non-Exclusive Copyright License.    Effective as of the Closing, the Sellers hereby grant the Buyer and its Affiliates an irrevocable, perpetual, worldwide, fully-paid, royalty-free, unconditional, transferable, non-exclusive license, with the unlimited right to grant sublicenses through multiple tiers, under any Seller’s copyrights and licensable copyright moral rights in any works included in the Purchased Assets to reproduce, make derivative works of (and register such derivative works), distribute, publicly perform, publicly display, transmit, and otherwise exploit such works in any manner and in any medium. Effective as of the Closing, the Sellers hereby irrevocably waive all moral rights in the Purchased Assets that are not assigned or licensed to the Buyer at the Closing.

         2.6.   Medtronic-Owned Patent Rights.    Effective as of the Closing, the Sellers acknowledge and agree that the Patent Rights listed on Schedule 2.6, and all future U.S. and foreign patent applications, including any continuation, division, reissue or reexamination thereof (the “Medtronic-Owned Patent Rights”), are already owned by the Buyer or its Affiliates, and accordingly are not Subject Intellectual Property. The Buyer’s assumption of the Inter-Party Agreements will not affect the ownership of the Medtronic-Owned Patent Rights in any way. To the extent the assignment of any Medtronic-Owned Patent Right has not been recorded with the appropriate patent office, the Sellers will execute at the Closing confirmatory assignments, the form of which is attached as Exhibit A (with such changes as may be necessary for the assignment to be suitable for recording in each jurisdiction and each recordable right or interest relating to such Medtronic-Owned Patent Rights), relating to such Medtronic-Owned Patent Rights (the “Confirmatory Assignments”), nd following the Closing, at the Buyer’s expense, such further confirmatory assignments as may be reasonably necessary.

        2.7.   Multi-Lock Patent Rights. Effective as of the Closing, the Buyer and the Sellers acknowledge and agree that the Patent Rights listed on Schedule 2.7, and all other rights granted under the Wright Multi-Lock Assignment and the Wright Design Patent Assignment (such Patent Rights and other rights collectively, the “Multi-Lock Patent Rights”), as subject to the Medtronic-Zimmer Agreement and the rights of Michelson set forth on Schedule 2.1(h), are already owned by a Third Party as of the Effective Date, and accordingly are not Subject Intellectual Property or Purchased Assets.

        2.8.   Inter-Party Agreements and Three-Party Agreement.

        (a)  Beginning on the Effective Date and so long as this Agreement has not been terminated prior to Closing pursuant to Section 8.1 (Termination of Agreement), (i) the Medtronic Parties and their Affiliates shall have no obligation to pay any amounts or provide any reports to the Sellers pursuant to the Inter-Party Agreements or the Three-Party Agreement (other than amounts previously paid and reports previously provided prior to the Effective Date), and (ii) no Party shall seek to terminate or allege any breach by another Party or its Affiliates under any of the Inter-Party Agreements or the Three-Party Agreement. If this Agreement is terminated prior to the Closing pursuant to Section 8.1 (Termination of Agreement), then (A) any royalties and reports otherwise due pursuant to the Inter-Party Agreements or the Three-Party Agreement for the period from and including January 1, 2005 through the date of such termination shall become due, and (B) the Sellers shall set off against the Signing Deposit any amounts that are or become due and payable by the Medtronic Parties or their Affiliates for the periods from and including January 1, 2005 in accordance with Section 3.1 (Signing Deposit). If the amount of the Signing Deposit is not sufficient to cover the amounts otherwise due pursuant to the Inter-Party Agreements and the Three-Party Agreement for the period from and including January 1, 2005 through the date of such termination, the Medtronic Parties and their Affiliates may pay the difference at any time within five Business

Days of such termination notwithstanding anything in the Inter-Party Agreements or the Three-Party Agreement that would require earlier payment. Nothing in this Section 2.8(a) affects timing of payments or reports due pursuant to the Inter-Party Agreements or the Three-Party Agreement for periods other than the period from and including January 1, 2005 through the date of such termination.

        (b)  If This Agreement is not terminated prior to the Closing pursuant to Section 8.1 (Termination of Agreement), and the Closing occurs, each of the Parties, on behalf of itself and its Affiliates, acknowledges and agrees that from and after the Closing, none of the Sellers or the Buyer, or any of their Affiliates, shall have any Liability to the other Parties with respect to the Inter-Party Agreements or the Three-Party Agreement, including any Liability for any royalties for any time period.

         2.9.    Sellers’ Covenant Not To Sue.

        (a)  Covenant. Effective as of the Closing, the Sellers hereby irrevocably and perpetually covenant and warrant that the Sellers shall not, and shall cause their Affiliates, successors, and assigns not to, sue or commence any Action against the Buyer or its Affiliates or their customers for past or future infringement or misappropriation of any Future and Meniscal Covenanted Patent Rights anywhere in the world for making, having made, using, selling, offering to sell, importing, or exporting of products or services or practicing methods in the Field.

        (b)  Limited Right to Extend Covenant to Third Parties. The covenant not to sue in Section 2.9(a) shall inure to the benefit of the respective successors and permitted assigns of the Buyer and its Affiliates, and may be extended by the Buyer and its Affiliates (i) with respect to any product line in the Field, to any Third Party that acquires substantially all the assets relating to such product line, and (ii) to any Third Party to whom the Buyer grants a license under the Subject Intellectual Property, but extended solely with respect to the Third Party’s products and methods licensed under the Subject Intellectual Property.

        (c)  Springing Non-Exclusive License. The covenant not to sue in Section 2.9(a) shall run with the Future and Meniscal Covenanted Patent Rights and shall be binding on any Third Party acquiring or licensing any of the Future and Meniscal Covenanted Patent Rights. In the event that the Sellers assign, sell, exclusively license, or otherwise transfer any of the Future and Meniscal Covenanted Patent Rights, then the covenant not to sue granted in Section 2.9(a) (Covenant) shall automatically be converted as of such transaction into an irrevocable, perpetual, fully paid-up, royalty-free, worldwide, non-exclusive license under the Future and Meniscal Covenanted Patent Rights, to make, have made, use, sell, offer to sell, import and export products and services, and practice methods in the Field and such assignment, sale, exclusive license or other transfer shall be granted subject to such non-exclusive license. In such event, the Buyer may sublicense this license (i) with respect to any product line in the Field, to any Third Party that acquires substantially all the assets relating to such product line, and (ii) to any Third Party to whom the Buyer grants a license in the Field under the Subject Intellectual Property, but sublicensed solely with respect to the Third Party’s products and methods licensed in the Field under the Subject Intellectual Property.

         2.10.   Former Spine-Tech Agreements.    Pursuant to the terms of the Termination and Release Agreement, effective immediately prior to the Closing the Parties shall terminate, with respect to any other party to the Termination and Release Agreement, all of their respective rights, obligations and liabilities under each of the Former Spine-Tech Agreements.

3.	SIGNING DEPOSIT; CLOSING.

         3.1.   Signing Deposit.    Within one Business Day of the Effective Date, the Buyer shall pay to the Sellers an aggregate amount equal to $10 million (the “ Signing Deposit”) by wire transfers of immediately available funds to accounts and in accordance with allocations as notified by the Sellers to the Buyer, as a deposit for the purchase of the Purchased Assets that shall be refundable to the Buyer subject to the Sellers’ right of set off set forth in the following sentence. If This Agreement is terminated in accordance with Section 8.1 (Termination of Agreement) prior to the Closing, then the Sellers shall set off against the Signing Deposit any amounts that are or become due and payable by the Medtronic

Parties or their Affiliates to the Sellers pursuant to the Inter-Party Agreements or the Three-Party Agreement at any time from and including January 1, 2005 through and including the date that is 180 days after the date of such termination. In such event, to the extent that the amount of the Signing Deposit exceeds the amounts that may be set off against it pursuant to the previous sentence (the “Set-Off Amounts”), then within five Business Days after the date that is 180 days after the date of such termination the Sellers shall refund to the Buyer an amount equal to the difference between the Signing Deposit and the Set-Off Amounts. Upon receipt of the Signing Deposit the Sellers shall execute and deliver to the Buyer a receipt for such Signing Deposit. Upon the occurrence of the Closing, the Signing Deposit shall become non-refundable.

         3.2.   Closing Time and Place.    Subject to the satisfaction (or written waiver by the appropriate Party) of each of the closing conditions set forth in Sections 7.1 (Conditions to the Medtronic Parties’ Obligation to Close) and 7.2 (Conditions to the Sellers’ Obligation to Close), the closing of the purchase and sale of the Purchased Assets (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP at 777 South Figueroa Street, Los Angeles, California 90017 commencing at 10:00 a.m. Pacific Time on the fifth Business Day following satisfaction or waiver by the appropriate Party of all of the conditions set forth in Sections 7.1 and 7.2 (except for, but nevertheless subject to the satisfaction or waiver of conditions that, by their nature, are to be satisfied at the Closing), or at such other date as the Buyer and the Sellers may agree in writing.

         3.3.   Closing Payment; Letter of Credit.    At the Closing, (a) the Buyer shall pay to the Sellers an aggregate amount equal to $1.31 billion (the “Closing Payment”) by wire transfers of immediately available funds to accounts and in accordance with allocations as notified by the Sellers to the Buyer no later than the second Business Day before the Closing and (b) the Sellers shall deliver to and for the benefit of the Buyer a straight, irrevocable documentary letter of credit in the aggregate principal amount of $100 million issued by any money center bank reasonably acceptable to the Buyer, in form and substance reasonably acceptable to the Buyer (the “Closing Letter of Credit”). In lieu of the foregoing, at the reasonable request of the Sellers provided to the Buyer no later than the second Business Day before the Closing, the Buyer shall (i) pay to the Sellers an aggregate amount equal to $1.21 billion (the “Alternate Closing Payment”) by wire transfers of immediately available funds to accounts and in accordance with allocations as notified by the Sellers to the Buyer no later than the second Business Day before the Closing and (ii) pay $100 million to the escrow agent by wire transfer of immediately available funds to a commercial escrow account established pursuant to an escrow agreement between the Parties in form and substance reasonably acceptable to the Parties (the “Escrow Account”). The Sellers shall have the right to substitute an Escrow Account or a Closing Letter of Credit (in each case consistent with the foregoing provisions of this Section 3.3), as applicable, from time to time, during the period that the Sellers are required to provide such security pursuant to Section 9.10 (Letter of Credit), upon reasonable notice to the Buyer. The Closing Letter of Credit or the Escrow Account, as applicable, shall be maintained for the period required pursuant to Section 9.10 (Letter of Credit) and thereafter the funds in the Escrow Account shall be released to the Sellers or the Closing Letter of Credit shall be terminated, as the case may be. Upon receipt of the Closing Payment or the Alternate Closing Payment, as applicable, the Sellers shall execute and deliver to the Buyer a receipt for the Closing Payment or the Alternate Closing Payment, as applicable.

         3.4.   Post-Closing Payments.    (a) On each of the first three anniversaries of the Closing, the Buyer shall pay to Michelson an amount equal to $10 million (each, a “ Post-Closing Payment”), for an aggregate amount equal to $30 million, by wire transfer of immediately available funds to accounts and in accordance with allocations as notified by the Sellers to the Buyer no later than the second Business Day before the applicable payment date and (b) on each of the first five anniversaries of the Closing, the Sellers shall deliver to and for the benefit of the Buyer a straight, irrevocable documentary letter of credit in the principal amount of $10 million issued by any money center bank reasonably acceptable to the Buyer, in form and substance reasonably acceptable to the Buyer (each, a “ Post-Closing Letter of Credit”), for an aggregate principal amount equal to $50 million. In lieu of the foregoing, at the reasonable request of the Sellers, on each of the first, second, and third anniversaries of the Closing the Buyer shall deliver a Post-Closing Payment to the Escrow Account, and on each of the fourth and fifth anniversary of Closing the Sellers shall pay $10 million to the Escrow Account. Notwithstanding the foregoing, a Post-Closing Letter of Credit or the Sellers’ obligation to pay $10 million to the Escrow Account will be required on the fifth anniversary of the Closing only if there are any outstanding Claims seeking indemnification on such date and the principal amount of such Post-Closing Letter of Credit or the amount of such payment by the Sellers to be delivered to the Escrow Account will be determined in accordance with the proviso in Section 9.10(b) (Letter of Credit). Upon receipt of each Post-Closing Payment, Michelson shall execute and deliver to the Buyer a receipt for such Post-Closing Payment. If any Post-Closing Payment is not paid when due and the corresponding Post-Closing Letter of Credit has been delivered to the Buyer when due, such overdue Post-Closing Payment shall accrue interest annually at the Prime Rate (as listed in the Money Rates Table in The Wall Street Journal as of such due date) plus 2%, compounded quarterly, from such due date until paid.

4.	SELLERS’ REPRESENTATIONS AND WARRANTIES.

        The Sellers jointly and severally represent and warrant to the Medtronic Parties that the statements contained in this Section 4 are correct and complete as of the Effective Date and, unless a date is specified in such representation and warranty, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 4), except as set forth in the Sellers’ disclosure schedule accompanying This Agreement (the “Sellers’ Disclosure Schedule”). The Sellers’ Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

         4.1.   Organization; Shareholders.    KTI is a California corporation duly organized, validly existing and in good standing under the laws of the State of California. GKM Trust, a Cook Island trust (“GKM Trust”), is the sole record owner of any outstanding capital stock of, other equity interests in, and rights to acquire any interest in the capital stock of or other equity interest in KTI (the “KTI Shares”). All of the trustees of GKM Trust are listed on Schedule 4.1 and such trustees are the only Persons that have the right or power to vote or dispose of any of the KTI Shares.

         4.2.   Authorization.    Each of the Sellers has the power and authority (including, with respect to KTI, full corporate power and authority) to execute and deliver This Agreement and each Ancillary Agreement to which he or it is a party and to perform his or its respective obligations under This Agreement and under each such Ancillary Agreement. All corporate actions or proceedings to be taken by or on the part of KTI, including approval of the sole shareholder of KTI, to authorize and permit the execution and delivery by KTI of This Agreement and each of the Ancillary Agreements to which it is a party and to perform its respective obligations under This Agreement and under such Ancillary Agreements have been duly taken. This Agreement has been duly executed and delivered by each of the Sellers and constitutes the legal, valid and binding obligation of each of the Sellers, enforceable in accordance with its terms and conditions subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. Each of the Ancillary Agreements to which any of the Sellers is a party will be, as of the Closing, duly executed and delivered by such Seller and will constitute, as of the Closing, the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms and conditions subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

         4.3.   Noncontravention.    Except as set forth on Schedule 4.3, neither the execution and delivery of This Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby by the Sellers will (i) conflict with or result in a breach of or default under the Organizational Documents of KTI, (ii) violate any material Legal Requirement to which any of the Sellers or any of their assets or property is subject, (iii) conflict with or result in a breach of, default under, right to accelerate payment under or obligation to make any payment pursuant to or loss of material rights under, or modify or terminate any of the Assumed Contracts or any other material Contractual Obligation (other than the Inter-Party Agreements) by which any of the Sellers or any of their assets or property is bound or subject, (iv) result in the creation or imposition of any Encumbrance upon or forfeiture of any of the Purchased Assets (other than any Encumbrances imposed by This Agreement), or (v) to the Knowledge of the Sellers, result in the creation of any Claim that could result in the creation or imposition of any Encumbrance upon or forfeiture of any of the Purchased Assets (other than any Encumbrances imposed by This Agreement).

         4.4.   Consents.    Except for filings required under the HSR Act, no approval, authorization, permit, license, waiver or consent is required from any Third Party (including any Governmental Authority) (collectively, the “Consents”) and no filing or notice is required to be made with or given to any Third Party (including any Governmental Authority) (respectively, the “Filings” and the “Notices”) for the Sellers to accomplish the transactions contemplated by This Agreement and the Ancillary Agreements.

         4.5.   Litigation.    Except for the Litigation or as set forth on Schedule 4.5, there is no Action (including any Action relating to or arising out of divorce, annulment or other dissolution of marriage) pending or, to the Knowledge of the Sellers, threatened in writing against or involving any of the Sellers or their Affiliates or in rem Action that could reasonably be expected to adversely affect (i) the Purchased Assets or (ii) the ability of the Sellers to consummate the Closing or perform any material obligations under This Agreement or the Ancillary Agreements. For purposes of this Section 4.5, threatened Actions shall include requests for interference, Third Party requests for re-examination and requests for oppositions. Except in connection with the Litigation or as set forth on Schedule 4.5, there is no Governmental Order (including any Governmental Order relating to or arising out of divorce, annulment or other dissolution of marriage) issued or, to the Knowledge of the Sellers, threatened in writing that could reasonably be expected to affect the ability of the Sellers to consummate the Closing or perform any material obligations under This Agreement or the Ancillary Agreements.

         4.6.   Assumed Contracts.    Copies of the Assumed Contracts to which the Medtronic Parties are not a party are attached hereto as part of Exhibit E, and such copies are correct and complete. Except as set forth on Schedule 4.6A: (i) the Sellers are not, and to the Knowledge of the Sellers no Third Party to any Assumed Contract is, in violation of or in default, in any material respect, under any Assumed Contract and (ii) no event or circumstance has occurred that constitutes or, after notice or lapse of time or both, would constitute a material violation or default thereunder on the part of the Sellers or, to the Knowledge of the Sellers, any Third Party thereto, or which would result in a right to accelerate payment under or a loss of material rights under or modify or terminate any such Assumed Contract that has not been duly cured or waived None of the agreements listed on Schedule 4.6B is in force or effect.

         4.7.    Title.

        (a)  Except as set forth on Schedule 4.7A, the Sellers own all rights, title and interests in and to the Purchased Assets and have the full right and power to sell, transfer and assign good and marketable title to all the Purchased Assets, free and clear of all Encumbrances and, to the Knowledge of the Sellers, all Claims. The Sellers have delivered to the Buyer correct and complete copies of all items identified on Schedule 4.7A (together with all amendments, addendums, supplements, and other modifications) to which any of the Sellers is a party and to which none of the Medtronic Parties or any Affiliate of the Medtronic Parties is a party. Except as set forth on Schedule 4.7B, none of the Purchased Assets is in the possession, custody or control of any Person other than the Sellers, the Medtronic Parties or any Affiliate of the Medtronic Parties.

        (b)  Except (i) as set forth on Schedule 4.7B or (ii) pursuant to the Assumed Contracts, no Person other than the Sellers, the Medtronic Parties or any Affiliate of the Medtronic Parties has any rights, title or interests in any Purchased Asset.

         4.8.    Intellectual Property.

        (a)  Completeness. The Patent Rights of the Subject Intellectual Property identified on Schedule 4.8(b), the Patent Rights of the Excluded Intellectual Property identified on Schedule 4.8(c), the Medtronic-Owned Patent Rights identified on Schedule 2.6, and the Multi-Lock Patent Rights identified on Schedule 2.7 are the only Patent Rights for which Michelson is listed as an inventor. The Purchased Assets and the Patent Rights of the Excluded Intellectual Property identified on Schedule 4.8(c) constitute the only Patent Rights in which the Sellers or their Affiliates have any rights, title or interests, including any rights under licenses or covenants not to sue, other than the use rights a retail consumer has by the purchase of consumer goods and services.

        (b)  Scheduled Subject Patent Rights. Schedule 4.8(b) identifies each Patent Right in which the Sellers have any rights, title, or interests included within the definition of Subject Intellectual Property as existing as of March 15, 2005. The Sellers have provided the Buyer with access to correct and complete copies of all such Patent Rights.

        (c)  Scheduled Excluded Patent Rights. Schedule 4.8(c) identifies each Patent Right in which the Sellers have any rights, title, or interests included within the definition of Excluded Intellectual Property as existing as of March 7, 2005. The Sellers have provided the Buyer with access to correct and complete copies of all such Patent Rights.

        (d)  Representations Regarding Subject Patent Rights. Except as disclosed in Schedule 4.8(d), with respect to each patent and patent application required to be identified on Schedule 4.8(b) (Scheduled Subject Patent Rights), to the Knowledge of the Sellers:

        (i)  each issued, unexpired patent is valid and enforceable and has been properly obtained in accordance with all applicable rules and regulations governing the prosecution of applications for such patent, and the Sellers and their Representatives have not engaged in any fraud or other misconduct with regard to the prosecution or procurement of such patent;

        (ii)  for each issued, unexpired patent or pending patent application, in all material respects, (A) all necessary application, annuity, maintenance and renewal fees in connection with all patent and patent applications have been paid and (B) all necessary documents and certificates in connection therewith have been filed with the relevant authority for the purpose of maintaining the patent registrations or applications; and

        (iii)  no issued, unexpired patent is undergoing cancellation, re-examination, termination or withdrawal proceedings.

        (e)  Michelson Logo. To the Knowledge of the Sellers, the Buyer’s use of the Michelson Logo as required by This Agreement does not and will not infringe the trademark or copyright rights of any Third Party.

         4.9.   Solvency; Fair Consideration.    Each of the Sellers is solvent. For each of the Sellers, the sum of his or its assets, at a fair valuation, is greater than the sum of his or its debts, and each of the Sellers is able, and will be able immediately following the consummation of the transactions contemplated by This Agreement, generally to pay his or its debts as they become due. The obligations of each Seller under This Agreement will not render such Seller insolvent. Each Seller is receiving fair consideration and reasonably equivalent value in exchange for the assets transferred by such Seller to the Buyer and the obligations incurred by such Seller and its Affiliates pursuant to This Agreement. Neither the transactions contemplated by This Agreement nor the obligations of KTI shall cause KTI to be left with unreasonably small capital.

         4.10.   U.S. Taxpayer.    Each Seller is a United States person within the meaning of Section 7701(a)(3) of the Internal Revenue Code of 1986, as amended (the “ Code”).

         4.11.   No Other Representations and Warranties.    Except as expressly set forth in Section 4 of This Agreement or in the Sellers’ Closing Certificate, none of the Sellers makes any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets, This Agreement or otherwise.

5.	MEDTRONIC PARTIES’ REPRESENTATIONS AND WARRANTIES.

        The Medtronic Parties jointly and severally represent and warrant to the Sellers that the statements contained in this Section 5 are correct and complete as of the Effective Date and, unless a date is specified in such representation and warranty, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the Effective Date throughout this Section 5), except as set forth in the Buyer’s disclosure schedule accompanying This Agreement (the “Buyer’s Disclosure Schedule”). The Buyer’s Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 5.

        5.1.   Organization.    The Buyer is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MDT is a Minnesota corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. MSD is an Indiana corporation duly organized, validly existing and in good standing under the laws of the State of Indiana. Schedule 5.1 lists all of the record owners of any outstanding capital stock of, other equity interests in, and rights to acquire any interest in the capital stock of, or other equity interest in, the Buyer and MSD.

        5.2.   Authorization.    Each Medtronic Party has the full corporate power and authority to execute and deliver This Agreement and each Ancillary Agreement to which it is a party and to perform its respective obligations under This Agreement and under each such Ancillary Agreement. All corporate actions or proceedings to be taken by or on the part of each Medtronic Party to authorize and permit the execution and delivery by such Medtronic Party of This Agreement and each of the Ancillary Agreements to which it is a party and to perform its respective obligations under This Agreement and under such Ancillary Agreements have been duly taken. This Agreement has been duly executed and delivered by each Medtronic Party and constitutes the legal, valid and binding obligation of such Medtronic Party, enforceable in accordance with its terms and conditions subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. Each of the Ancillary Agreements to which each Medtronic Party is a party will be, as of the Closing, duly executed and delivered by such Medtronic Party and will constitute, as of the Closing, the legal, valid and binding obligation of such Medtronic Party, enforceable in accordance with its terms and conditions subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

         5.3.   Noncontravention.    Except as set forth on Schedule 5.3, neither the execution and delivery of This Agreement and the Ancillary Agreements nor the consummation of the transactions contemplated hereby and thereby by any Medtronic Party will (i) conflict with or result in a breach of or default under the Organizational Documents of such Medtronic Party, (ii) violate any material Legal Requirement to which such Medtronic Party or any of its assets or property is subject or (iii) conflict with or result in a breach of, default under, right to accelerate payment under or obligation to make any payment pursuant to or loss of material rights under, or modify or terminate any material Contractual Obligation (other than the Inter-Party Agreements and the Assumed Contracts to which any Medtronic Party is a party) by which any of the Medtronic Parties or any of their assets or property is bound or subject.

         5.4.   Consents.    Except for filings required under the HSR Act and as set forth on Schedule 5.4, no Consents, Filings or Notices are required for the Medtronic Parties to accomplish the transactions contemplated by This Agreement and the Ancillary Agreements.

         5.5.   Litigation.    Except for the Litigation or as set forth on Schedule 5.5, there is no Action or Governmental Order pending or issued or, to the Knowledge of the Medtronic Parties, threatened in writing against or involving any of the Medtronic Parties or their Affiliates that could reasonably be expected to adversely affect the ability of the Buyer to consummate the Closing or the Medtronic Parties to perform any material obligations under This Agreement or the Ancillary Agreements.

         5.6.   Solvency; Fair Consideration.    Each of the Medtronic Parties is solvent. For each of the Medtronic Parties, the sum of such Medtronic Party’s assets, at a fair valuation, is greater than the sum of such Medtronic Party’s debts, and such Medtronic Party is able, and will be able immediately following the consummation of the transactions contemplated by This Agreement, generally to pay its debts as they become due. The obligations of each of the Medtronic Parties under This Agreement will not render such Medtronic Party insolvent. To the Knowledge of the Medtronic Parties, each Medtronic Party is receiving fair consideration and reasonably equivalent value in exchange for the funds transferred to the Sellers and the obligations incurred by such Medtronic Party, as applicable, and its Affiliates pursuant to This Agreement. Neither the transactions contemplated by This Agreement nor the payment or other obligations of each of the Medtronic Parties pursuant to This Agreement shall cause such Medtronic Party to be left with unreasonably small capital. The transfer of funds from the Buyer to the Sellers under This Agreement is not on account of any antecedent debt of the Buyer to the Sellers.

        5.7.   No Other Representations and Warranties.    Except as expressly set forth in Section 5 of This Agreement or in the Medtronic Parties’ Closing Certificate, none of the Medtronic Parties makes any representation or warranty, express or implied, at law or in equity with respect to This Agreement, or otherwise.

6.	COVENANTS.

         6.1.   Litigation.

        (a)  At or immediately after the Sellers’ receipt of the Closing Payment or the Alternate Closing Payment, as applicable, each of the Parties shall execute and file the Dismissal Document.

        (b)  The Parties agree that upon the Closing all matters involved in the Litigation will have been fully and finally resolved and that all Claims in the Litigation will be dismissed with prejudice. In particular, the Sellers agree that from and after the Closing, they will not oppose a request made by the Medtronic Parties to the District Court Judge or Magistrate Judge in the Litigation to withdraw the “Order for Plaintiff to Show Cause” issued by the Magistrate Judge dated September 30, 2003 and the “Report and Recommendation on Defendant’s Motion for Contempt Sanctions for Violation of Preliminary Injunction Order” issued by the Magistrate Judge dated July 26, 2004. Upon the Closing, the Sellers shall not seek attorneys’ fees or other compensation or remedy in regard to any Claim of contempt associated with the Litigation.

         6.2.   HSR Act.    Each of the Parties will use commercially reasonable efforts to, and will cause their respective Affiliates to use commercially reasonable efforts to, (i) file within 5 Business Days after the Effective Date any Notification and Report Form and related material that he or it may be required to file with the FTC and the DOJ under the HSR Act in connection with the transactions contemplated by This Agreement and the Ancillary Agreements, (ii) supply the other Parties with any information that may be reasonably required in order to make such filings, (iii) respond as promptly as practicable to any inquiries received from the FTC or the DOJ for additional information or documentation related thereto and (iv) obtain early termination of the applicable waiting period under the HSR Act for the transactions contemplated by This Agreement and the Ancillary Agreements. The filing fees required by the HSR Act shall be borne by the Buyer. Notwithstanding anything to the contrary in This Agreement, none of the Medtronic Parties or any of their Affiliates shall be required to sell, hold separate, license or otherwise dispose of any of their assets or properties or any of the Purchased Assets or rights thereunder, or conduct their business in a specified manner or to agree to do any of the foregoing, whether as a condition to obtaining any Consents from any Governmental Authority or any other Person or for any other reason, and the failure of the Medtronic Parties or any of their Affiliates to do or to agree to do any of the foregoing shall not constitute a breach of any provision of This Agreement or any of the Ancillary Agreements.

         6.3.   Closing.    Subject to the terms and conditions of This Agreement, each of the Parties will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by This Agreement, including satisfaction, but not waiver, of the closing conditions set forth in Sections 7.1 (Conditions to the Medtronic Parties’ Obligation to Close) and 7.2 (Conditions to the Sellers’ Obligation to Close).

         6.4.   Protection of the Purchased Assets Pre-Closing.

        (a)  From the Effective Date until the Closing, the Sellers shall, and shall cause their Affiliates and Representatives to:

        (i)  use commercially reasonable efforts consistent with past practice to preserve and to maintain and protect their rights, title and interests in and to any confidentiality of the Purchased Assets and the confidentiality of New Subject Inventions; provided, that the Sellers shall not, and shall cause their Affiliates and Representatives not to, initiate any Action relating to the Purchased Assets without the prior written consent of the Buyer;

        (ii)  use commercially reasonable efforts consistent with past practice to pay or otherwise satisfy all of its and their respective Liabilities in respect of the Purchased Assets; and

        (iii)  comply with all material Legal Requirements applicable to the Purchased Assets.

        (b)  From the Effective Date until the Closing, the Sellers shall not, and shall cause their Affiliates not to, sell, assign, transfer, license, or create or in any way encourage the imposition of any Claim or Encumbrance not disclosed in This Agreement upon any Purchased Assets, or agree to do any of the foregoing, except pursuant to This Agreement.

        (c)  From the Effective Date until the Closing, if an interference is declared involving any Patent Right included in the Subject Intellectual Property, and notice of such declaration shall have been received by Martin & Ferraro LLP at least six weeks prior to the Closing, the Sellers shall deliver to the Buyer available documents in support of the factual statements necessary to support a preliminary statement as required by 37 C.F.R. §1.622 et seq.

         6.5.   Covenants in Support of Assignment.    To the extent the Sellers cannot transfer and assign any of the Purchased Assets to the Buyer at the Closing for any reason, then the Sellers will, and will cause their Affiliates to, assign and transfer such Purchased Assets to the Buyer at the first opportunity to do so. To the extent that any of the Sellers’ rights, title or interests in any Subject Intellectual Property (including Subject Intellectual Property that the Sellers have rights to under any Assumed Contract) cannot be assigned and transferred by the Sellers to the Buyer, then the Sellers hereby grant to the Buyer and its Affiliates, effective as of the Closing, an irrevocable, perpetual, worldwide, exclusive (even as to the Sellers and subject to the Claims and Encumbrances set forth on Schedule 2.1(a)) license under such rights, title and interests in any Subject Intellectual Property, with the right to sublicense through multiple tiers, to make, have made, use, sell, offer to sell, import and export products, product systems and processes and to reproduce, distribute, modify, enforce and otherwise exploit such rights, title and interests in any Subject Intellectual Property in any manner for any purpose.

         6.6.   Models and Prototypes.    At the Closing, the Sellers will provide the Buyer with electronic copies of digital photographs of all existing models and prototypes relating to the Subject Intellectual Property, together with whatever indices exist from the Litigation organizing such photographs. The Sellers will not be obligated, however, to deliver the actual three-dimensional models and prototypes to the Buyer. For a period of 25 years following the Effective Date, (i) at the Buyer’s reasonable request, the Sellers shall give the Buyer temporary access upon reasonable notice to such models or prototypes if needed for prosecution of or defense or enforcement of any Subject Intellectual Property and (ii) prior to any of the Sellers destroying or disposing of any such models and prototypes, such Seller will notify the Buyer of his or its intent to destroy or dispose of such prototypes, and if requested by the Buyer, shall either deliver such model or prototype to the Buyer or ensure the Buyer of continued access to such model or prototype.

         6.7.   Disclosure of New Subject Invention and New Subject Intellectual Property.    Following the Closing:

        (a)  Within 30 days after the creation of any written description or model or prototype of an invention conceived by Michelson included within the definition of Subject Intellectual Property (a “New Subject Invention”) and at least 30 days before disclosing the New Subject Invention to any Third Party other than a Representative under an obligation to maintain the confidentiality of such New Subject Invention, the Sellers shall deliver to the Buyer a written description or a model or prototype of the New Subject Invention in sufficient detail to enable a reasonable person of ordinary skill in the Field to understand the nature of the New Subject Invention being disclosed and (if appropriate) to prepare and prosecute one or more patent application(s) (or pursue other protection) with respect to such New Subject Invention. Within 30 days after obtaining or acquiring any new Subject Intellectual Property not conceived by Michelson (“ Acquired Subject Intellectual Property”), the Sellers shall deliver to the Buyer such Acquired Subject Intellectual Property. The Buyer shall return the originals of any models or prototypes that the Sellers provide to the Buyer as soon as practicable after examining or reproducing such models and prototypes as the Buyer reasonably deems necessary to fully understand the disclosed New Subject Invention or Acquired Subject Intellectual Property, as applicable. In any event, the Buyer shall return such models and prototypes to the Sellers within 30 days after receiving them. Thereafter, at the Buyer’s request, the Sellers will give the Buyer temporary access to such models or prototypes if needed for prosecution of or defense or enforcement of any New Subject Invention or Acquired Subject Intellectual Property. All reasonable out-of-pocket expenses incurred by the Sellers relating to the disclosure of a New Subject Invention or Acquired Subject Intellectual Property, including all conception and reduction to practice of a New Subject Invention or Acquired Subject Intellectual Property will be promptly reimbursed by the Buyer, and in any event within 30 days of receipt of reasonable documentation thereof. No Party shall have any obligation to conceive, acquire, or commercialize Intellectual Property of any kind. Nothing in this Section 6.7 shall limit the obligations of any Party under Section 6.14 (Confidentiality).

        (b)  As security for the performance of the Sellers’ obligation to assign to the Buyer Subject Intellectual Property conceived, acquired or otherwise obtained by Michelson after the Closing during the Term (the “ Secured Obligations”), the Sellers hereby create a security interest in favor of the Buyer in all of the Sellers’ rights, title and interests in and to Subject Intellectual Property conceived, acquired or otherwise obtained by Michelson after the Closing during the Term (the “Collateral”). The Sellers hereby authorize the Buyer, on the Sellers’ behalf, to execute and deliver and file and record in the proper filing and recording places, all such instruments, including Uniform Commercial Code financing statements covering the Collateral, and take all such other actions as the Buyer deems reasonably necessary for perfecting or otherwise confirming its security interest in the Collateral under any applicable Legal Requirement. At the Sellers’ request, the Buyer shall execute and deliver and file and record in the proper filing and recording places, all such instruments, including Uniform Commercial Code termination statements covering any of the Sellers’ assets or properties that is not Collateral, and take all such other actions as the Sellers deem reasonably necessary for terminating or otherwise releasing the Buyer’s security interest in any of the Sellers’ assets or properties that is not Collateral under any applicable Legal Requirement.

         6.8.   Further Assurances.    Following the Closing at the Buyer’s expense, the Sellers shall take such further actions that are reasonably necessary to accomplish the complete transfer and assignment of the Sellers’ rights, title and interests in and to the Purchased Assets to the Buyer, and to assist the Buyer as reasonably necessary with the lawful filing and prosecution of Patent Rights, interferences, and oppositions, and with the Buyer’s determination of whether to continue requests for interferences with respect to the Subject Intellectual Property conceived by Michelson. During the period between the Effective Date and the Closing, the Sellers will notify the Buyer in writing within 10 Business Days after any Seller becomes aware that any interference is declared involving any of the Patent Rights included within the Subject Intellectual Property. Subject to any of the Sellers’ post-Closing obligations under the Assumed Contracts, the Sellers shall not, and shall cause their Affiliates not to, assist any Third Party in the assertion of any Patent Rights In The IP Field (other than the Excluded Intellectual Property) against the Medtronic Parties or their Affiliates, other than under subpoena or other legal process.

         6.9.   Patent Prosecution.    Following the Closing, the Sellers will have no right or obligation to file, prosecute or maintain any Patent Rights included in the Purchased Assets.

         6.10.   Third Party Actions.    Following the Closing and subject to Third Party rights under the Assumed Contracts, the Buyer will have the sole and exclusive right and discretion to enforce the rights, title and interests in and to the Purchased Assets against Third Parties. Following the Closing and subject to Third Party rights under the Assumed Contracts, the Buyer will decide whether or not to institute any proceeding against any Third Party with respect to any alleged infringement or misappropriation of the rights, title and interests in and to the Purchased Assets in its sole and absolute discretion and will keep all proceeds of any such proceedings. If a Medtronic Party is unable to enforce any obligation or other right under an Assumed Contract without a Seller being party to an Action, then Michelson or KTI shall voluntarily join as a party in such Action as necessary to enforce any obligation or other right under an Assumed Contract; provided, that the Buyer agrees in advance to reimburse the Sellers for their reasonable fees, costs and expenses relating thereto. Following the Closing, Michelson shall not testify (whether by declaration, affidavit, or in person) and the Sellers shall not assist any Third Party in challenging the validity, enforceability or value (other than for Tax matters) of the Purchased Assets, in each case other than under subpoena or similar legal order. The Medtronic Parties and their Affiliates shall not assist any Third Party in asserting any Claim or Action relating to the Field (other than for Tax matters) against the Sellers or their Affiliates, other than under subpoena or similar order.

6.11.   Patent Counsel; Return of Documents; Tangible Materials.

        (a)  Based on the facts and circumstances existing as of the Effective Date, each of the Parties consents to any other Party’s engagement of Martin & Ferraro LLP and agree that no conflict of interest exists with respect to Martin & Ferraro LLP’s simultaneous patent prosecution representation of (i) the Medtronic Parties with respect to the Purchased Assets and the Medtronic-Owned Patent Rights and (ii) the Sellers with respect to the Patent Rights in the Excluded Intellectual Property. The Sellers agree that they will have no right to monitor the prosecution of Subject Intellectual Property after the Closing nor any right to have access to any non-public document or file pertaining to such prosecution without the prior consent of the Buyer. Following the Closing, the Sellers shall not initiate consultation with Martin & Ferraro LLP, directly or indirectly, on any prosecution, maintenance or enforcement matter related to the Subject Intellectual Property without the prior consent of the Buyer.

        (b)  The Sellers shall cause Kirkland & Ellis LLP and Jeffer, Mangels, Butler & Marmaro LLP to deliver to the Document Custodian, within 90 days after the Closing, materials received or maintained in their files falling within Paragraph 36 of the Amended Protective Order in the Litigation other than (i) any Litigation materials that are protected by the attorney-client privilege, the work product doctrine or other applicable privileges, or (ii) materials falling within Paragraph 37 of the Amended Protective Order in the Litigation (the “Protective Order Materials”). The Parties shall, within 90 days after the Closing, instruct Special Master Balaran to deliver to the Document Custodian the USB 2.0 hard drives and any other media containing the electronic files produced for inspection by the Medtronic Parties during the course of the Litigation (the “ Special Master Materials”) (the Special Master Materials and the Protective Order Materials are jointly referred to as the “Litigation Materials”). The Parties shall instruct the Document Custodian to hold the Litigation Materials until the applicable statute of limitations expires relating to any Claim any of the Medtronic Parties or their respective Affiliates could assert for fraud in the inducement relating to This Agreement, to rescind This Agreement, or for material breach of This Agreement (the “ Retention Period”), at which time the Document Custodian shall, at the Buyer’s election, either destroy the Litigation Materials or deliver the Litigation Materials to the Buyer. During the Retention Period, the Document Custodian shall grant the Sellers and their Representatives access to such Litigation Materials that the Arbitrator determines is necessary for the Sellers and their Representatives to defend against any Action or Claim initiated by the Buyer or any of its Affiliates against any Seller for fraud in the inducement relating to This Agreement, to rescind This Agreement or for material breach of This Agreement, in which case the Retention Period shall be extended until final resolution of any such Action(s) or Claim(s). Prior to the expiration of the Retention Period, the Buyer may instruct the Document Custodian to either destroy the Litigation Materials or deliver the Litigation Materials to the Buyer if the Buyer delivers to the Sellers an acknowledgement by the Medtronic Parties on behalf of themselves and their respective Affiliates that all applicable statutes of limitation have expired and an unconditional release from the Medtronic Parties and their respective Affiliates of any and all Actions and Claims for fraud in the inducement relating to This Agreement, to rescind This Agreement, and for material breach of This Agreement. Notwithstanding any other provision in This Agreement, the United States District Court for the Western District of Tennessee shall retain exclusive jurisdiction to interpret, modify, or enforce the terms of the Amended Protective Order in the Litigation.

        (c)  Upon reasonable request by the Buyer, the Sellers shall, at the Buyer’s cost and expense, as soon as reasonably practicable deliver an additional copy of any Tangible Materials that are in the possession of any of the Sellers or their Affiliates or Representatives.

         6.12.   Taxes.    The Buyer shall promptly pay all stamp Taxes, conveyance Taxes, transfer Taxes, use Taxes, sales Taxes, filing fees, recording fees, reporting fees and other similar taxes and fees, if any, imposed upon, or resulting from, the transfer of the Purchased Assets under This Agreement and the filing of any instruments relating to such transfer and all filing and recording fees payable to the U.S. Patent and Trademark Office (and similar foreign agencies) in connection with the transfer of the Purchased Assets. In no event shall this Section 6.12 or any other section of This Agreement be construed to impose upon the Buyer or any of its Affiliates the obligation to pay any income Taxes or

Taxes other than those transfer Taxes and filing and recording fees specifically described in the preceding sentence of any of the Sellers or any of their Affiliates relating to the transactions contemplated by This Agreement.

         6.13.   Name Attribution.

        (a)  Beginning 60 days after the Closing and ending upon the expiration of the Term, the Medtronic Parties shall include, or cause to be included, the Michelson Logo (or such other attribution agreed to in writing by the Parties) in all Literature for or referencing an Attribution Product System. During each October and each April during the Term, the Medtronic Parties shall provide Michelson with one original copy of each different item of Literature relating to the Field that any of the Medtronic Parties or their Affiliates, or any Person acting on behalf of any of them, disseminated or made available to a Third Party, or to any member of the sales, marketing, or advertising forces of any of the Medtronic Parties or their Affiliates, during the six previous calendar months (April – September for the October disclosure and October – March for the April disclosure, but the initial period will commence 60 days after the Closing). During the Term, Michelson may from time to time (but no more frequently than twice in any calendar year) provide to the Medtronic Parties a revised list of Attribution Product Systems (a “Revised Attribution Product System List”); provided, however, that each of the items on a Revised Attribution Product System List is a product or product system of any of the Medtronic Parties or their Affiliates that practices or includes a feature that is covered by any patent claim of a Patent Right in any of the Purchased Assets, Multi-Lock Patent Rights or Medtronic-Owned Patent Rights. The Medtronic Parties may contest a new item in a Revised Attribution Product System List by providing notice of such contest to Michelson within 30 days after notice of the Revised Attribution Product System List. If Michelson and the Medtronic Parties cannot resolve this issue within 30 days after the Medtronic Parties’ notice that they are contesting the Revised Attribution Product System List, the Parties shall submit the Dispute to arbitration pursuant to Section 10 (Arbitration). A Revised Attribution Product System List becomes controlling as to Attribution Product Systems (A) 60 days after notice of it by Michelson, with respect to items not contested as in the immediately preceding sentence, and (B) within 60 days after resolution of the Parties’ Dispute over an item by arbitration pursuant to Section 10 (Arbitration) or otherwise, with respect to items contested as in the immediately preceding sentence. Notwithstanding anything else in This Agreement, the Medtronic Parties cannot and shall not contest any item in a Revised Attribution Product System List that has previously appeared in Schedule 6.13(a), as such list is revised from time to time pursuant to Section 6.13(a) or Section 6.13(b).

        (b)  Except for New Product Systems whose Commercial Launch occurred during the period from October 1, 2003 and ending 60 days prior to the Closing, at least 60 days prior to the Commercial Launch of a prospective New Product System the Medtronic Parties shall provide to Michelson a description of each prospective New Product System along with any draft or non-draft Literature to date and reasonably sufficient information, and at the request of Michelson a sample product or product system to examine for a reasonable period, to allow Michelson to review the New Product System and make a determination that it is an Attribution Product System. Upon a determination by the Medtronic Parties or an agreement of the Parties that it is an Attribution Product System, the Medtronic Parties shall, within 10 Business Days thereafter, deliver to Michelson a Revised Attribution Product List reflecting the determination or agreement. The Parties are considering use of Martin & Ferraro LLP as a neutral initial reviewing party. If Michelson provides notice within 30 days after receipt of the description and Literature referred to in the first sentence of this Section 6.13(b), that the New Product System is an Attribution Product System and if the Medtronic Parties disagree and this Dispute is not resolved within 30 days after Michelson’s notice, or such other time frame that the Parties may agree in writing, the Parties shall submit the Dispute to arbitration pursuant to Section 10 (Arbitration) and the Medtronic Parties shall not be required to provide attribution on Literature relating to such New Product System unless and until a final determination by the Arbitrator with regard to that Dispute. The Parties acknowledge and agree that a New Product System will not require attribution under This Agreement until the Commercial Launch of such new or modified product or product system.

        (c)  The Medtronic Parties shall ensure that the Michelson Logo (or such other attribution agreed to in writing by the Parties) appears, in the expression specified opposite the applicable category of Literature in Schedule 6.13(c),on each item of Literature for or referencing an Attribution Product System. The Medtronic Parties or their Affiliates may also use a symbol, logo or trademark of the Medtronic Parties or their Affiliates or any other lawful means as an indication of origin for any Attribution Product System. The Medtronic Parties acknowledge that the damages from a failure of any of them or their Affiliates to comply with the provisions of Section 6.13 are difficult to calculate. Therefore, to avoid the difficulty and inconvenience of gathering the information necessary to calculate the damages resulting from such a failure to comply, and to avoid future disputes about the amount of such damages, the Parties agree that (except with respect to the power to issue an order with respect to any New Product System set forth in Section 6.13(b)), Michelson’s sole and exclusive remedy for any such failure to comply with the provisions of Section 6.13 will be liquidated damages (which are not, will not be characterized by the Parties as, and will not be deemed to be a penalty) in the amount and nature specified opposite the applicable category of Literature in Schedule 6.13(c). No liquidated damages will be due with respect to any Literature where (i) an identical copy of it was sent to Michelson before its dissemination with a request for a decision from Michelson as to whether the attribution or lack thereof is appropriate and to which Michelson did not raise an objection within 15 days or (ii) such Literature did not include a trade, product, product system or company name used by any of the Medtronic Parties or their Affiliates or any Person claiming rights as a result of a Third Party Attribution Transfer. In all instances, the Medtronic Parties shall use commercially reasonable efforts to make sure that the Michelson Logo is visible, unobstructed, not obscured, and fairly rendered.

        (d)  Notwithstanding the exception in (iii) of the definition of Literature, neither the Medtronic Parties nor their Affiliates shall publish materials through a Third Party in order to attempt to avoid the obligations of Section 6.13. If any of the Medtronic Parties or their Affiliates provides materials or consideration to a Third Party publisher for use in a Third Party publication pursuant to a written agreement or understanding regarding the use of such materials, then the Medtronic Parties shall (i) ensure that any materials provided to such Third Party by Medtronic have the appropriate attribution as required by This Agreement and (ii) request in any such agreement or understanding that the Third Party include the attribution as appropriate under This Agreement. Medtronic shall use commercially reasonable efforts to ensure that Third Party publishers who acknowledge contributions from Medtronic also provide appropriate attribution as required by This Agreement in published articles and papers. Medtronic shall have no affirmative obligation to enforce or ensure that such Third Party actually includes the Michelson Logo pursuant to Section 6.13(d)(ii) hereof and shall have no liability to Michelson under Section 6.13(d)(ii) for any act or omission of a Third Party.

        (e)  The definition of “Literature” and the exclusions included in such definition are intended to encompass all currently known forms of promotional or educational materials disseminated or made available to Third Parties by any of the Medtronic Parties or their Affiliates. In the event a new form of dissemination of promotional or educational materials is developed during the Term upon notice by any of the Parties, the Parties shall meet and confer within 30 days thereafter as to (i) whether such materials are of such a nature that they should be excluded based on similar rationale to the exclusions in the definition of Literature, and (ii) if not, the appropriate expression and mode of liquidated damages to be assessed in the future. If the Parties are not able to come to terms during such 30-day period, then the Parties shall submit the Dispute to arbitration pursuant to Section 10 (Arbitration). In the event that the Arbitrator makes a final determination that the type of dissemination is to be treated as Literature in the future, the Arbitrator shall decide upon an appropriate expression of name attribution and liquidated damages and injunctive relief associated therewith.

        (f)  Any materials distributed by the Medtronic Parties or their Affiliates prior to 60 days after the Closing will not be subject to liquidated damages or injunctive relief pursuant to This Agreement or otherwise. Notwithstanding the immediately preceding sentence, the Medtronic Parties shall use good faith and reasonable commercial efforts to (i) cease dissemination of non-conforming

Literature after the Closing, and (ii) conform existing materials in Medtronic’s central inventory in Memphis between the Effective Date and 60 days after the Closing. Notwithstanding anything else in This Agreement, the Medtronic Parties shall not be liable for liquidated damages for errors in conforming existing materials in Medtronic’s central inventory in Memphis at the Closing that had appropriate attribution pursuant to the court’s order in the Litigation and are distributed within 180 days after the Closing.

        (g)  The Medtronic Parties shall conspicuously display, or cause to be conspicuously displayed, the Michelson Logo (or such other attribution agreed to in writing by the Parties) in connection with any displays to Third Parties of the Tangible Materials that are part of the Purchased Assets identified in Section 2.1(e).

        (h)  In any Third Party Attribution Transfer, the Person granting the Third Party Attribution Transfer shall require any Third Party receiving the benefit of the Third Party Attribution Transfer to agree, in a written Contractual Obligation against the Third Party, to provide name attribution on a basis no less stringent, including at least all rights, obligations, and liquidated damages under Section 6.13, than if a Medtronic Party was providing any product, service, or Literature provided by or on behalf of the Third Party or on behalf of any Person with rights through the Third Party, with the writing memorializing the Contractual Obligation expressly identifying Michelson as a third-party beneficiary of the name attribution obligations with an independent right of enforcement without the need to join any other Person. The immediately preceding sentence does not apply to the current term of any Assumed Contract that is not amended after the Effective Date. If Michelson is unable to enforce any name attribution obligations under an Assumed Contract without a Medtronic Party being part of an Action, then such Medtronic Party or an Affiliate of such Medtronic Party shall voluntarily join or otherwise participate in an Action as necessary to enforce the name attribution obligations of Third Parties; provided, that Michelson agrees in advance to reimburse such Medtronic Party for its reasonable fees, costs and expenses relating thereto. None of the Medtronic Parties shall have any affirmative obligation to enforce or ensure that such Third Party actually includes the Michelson Logo pursuant to any Contractual Obligation or otherwise, and none of the Medtronic Parties shall have any liability to Michelson for any act or omission of a Third Party. Notwithstanding anything else in This Agreement, the Person granting the Third Party Attribution Transfer shall have (i) the right to agree with the Third Party in good faith to determine which products and product systems require attribution under any Third Party Attribution Transfer, which will be at least the products and product systems that practice or include a feature that is covered by an issued and unexpired patent claim of a Patent Right in the Purchased Assets, Multi-Lock Patent Rights or Medtronic-Owned Patent Rights and (ii) the right to grant one Third Party Attribution Transfer as part of a transaction that involves multiple business segments of MDT without requiring any attribution as provided in This Agreement.

        (i)  The Medtronic Parties and their Affiliates shall use commercially reasonable efforts to ensure that all product systems with which they use the Michelson Logo (i) meet or exceed the Medtronic Parties’ current standards of quality and performance relating to similar products, with which the Sellers are generally familiar, and standards of quality and performance generally accepted in the industry, (ii) meet or exceed standards of quality and performance of any applicable governmental agency, and (iii) comply with all applicable laws, rules, and regulations. The Sellers’ sole and exclusive remedy for any failure of the Medtronic Parties and their Affiliates to comply with the immediately preceding sentence is that Michelson may require that the name attribution under this Section 6.13 not be made on any product system (and such product system is deemed removed from the then-current list of Attribution Product Systems), and in response the Medtronic Parties and their Affiliates shall comply with the requirement within 60 days on a rolling basis. Once a product or product system is removed from the list of Attribution Product Systems, it cannot be replaced without the express, written consent of the Medtronic Parties.

        (j)  Michelson may revise the Michelson Logo, temporarily or permanently, and with respect to some or all uses required or permitted under This Agreement, in response to any Claim that a use of the Michelson Logo as required or permitted under This Agreement violates a Legal Requirement. If Michelson so revises the Michelson Logo, or requests that the Michelson Logo or other attribution not be used in a way required or permitted by This Agreement, the Medtronic Parties shall use the new Michelson Logo or comply with the request as promptly as commercially practicable. The cessation of attribution or change of Michelson Logo may, for 30 days, be accomplished through the use of stickers where possible, unless Michelson determines in his reasonable discretion that such use of stickers would not avoid liability based upon the asserted Legal Requirement.

        (k)  Any disclosures by any of the Medtronic Parties or their Affiliates pursuant to this Section 6.13 shall be deemed to be Confidential Information of the Medtronic Parties.

        (l)  In the event any of the Medtronic Parties or their Affiliates conduct or sponsor an IDE clinical study or other study that involves Subject Intellectual Property or Medtronic-Owned Patent Rights or MultiLock Patent Rights, such Medtronic Party or Medtronic Party Affiliate shall include within the materials sent to clinical sites a stand-alone notification describing Michelson’s intellectual property contributions with a request that such clinical sites include a reference to Michelson’s intellectual property contributions in any press releases, articles or other public information when referring to such studies.

        (m)  The rights and obligations of the Parties pursuant to this Section 6.13 shall terminate upon expiration of the Term; provided, that (i) the rights and obligations of the Parties pursuant to Section 6.13(k) shall survive the expiration of the Term and (ii) the Sellers’ rights to pursue Third Parties or to pursue liquidated damages remedies set forth in this Section 6.13 for any breach by the Medtronic Parties or their Affiliates occurring during the Term shall survive the expiration of the Term.

         6.14.   Confidentiality.    Each of the Parties acknowledges that the preservation of the confidentiality of the Confidential Information of the other Parties is an essential premise of the bargain between the Parties and that the Parties would be unwilling to enter into This Agreement in the absence of this Section 6.14. Accordingly, from and after the Closing, except as otherwise contemplated by This Agreement, each Party (the “Bound Party”) shall not, and shall cause its Affiliates and Representatives not to, without the prior written consent of the other Parties to whom the Confidential Information belongs (the “Other Parties”), disclose the Confidential Information of the Other Parties to any Person other than the Bound Party’s Representatives who are informed of and bound by this confidentiality obligation or use the Confidential Information; provided, that this Section 6.14 does not prohibit any disclosure (a) reasonably believed by the Bound Party to be required by any applicable Legal Requirement, provided that the Bound Party provides reasonable prior notice of the disclosure to the Other Parties to allow such Other Parties, if they desire, to contest the disclosure before it is made, (b) to Third Parties who are parties to any of the Assumed Contracts, to the extent reasonably necessary with respect to the Bound Party’s rights or obligations under the Assumed Contracts, including informing the Third Parties that the Assumed Contracts have been assigned and assumed, or (c) made in furtherance of the enforcement or interpretation of any rights, remedy, or provision in, relating to or arising under This Agreement, the Ancillary Agreements or the transactions contemplated in This Agreement or the Ancillary Agreements.

         6.15.   Restricted Activities.    As a material inducement to the Buyer’s purchase of the Purchased Assets under This Agreement, including goodwill, each of the Sellers hereby covenants and agrees that from and after the Closing until the expiration of the Term, none of the Sellers will, either directly or indirectly, (a) engage in, or (b) own, manage, operate, control, be employed by, consult with, or assist, any Third Party or any Affiliate of any Seller engaged in, the practice, development, production, manufacture, sale, licensing, sublicensing or servicing of products, techniques or procedures in the Field in any geographic area in which the Buyer or any of its Affiliates conducts any business in the Field (collectively, the “Restricted Field”); provided, that this Section 6.15 does not prohibit (i) ownership of less than 10% of the outstanding stock of any publicly traded corporation or less than 20% of the equity interest of any hospital, medical clinic or center, or other provider of medical services, (ii) participating in speaking engagements at, writing textbooks, treatises or articles for, or teaching at colleges, universities, hospitals, charitable organizations or trade or industry conferences, or the like, including with respect to devices or methods that are the subject of the Restricted Field, (iii) practicing medicine as a licensed physician or surgeon, including the use of devices or methods that are the subject of the Restricted Field as part of such practice, (iv) performance under consulting agreements set forth on Schedule 6.15, as such agreements are in effect on the Effective Date, (v) licensing or assigning the Excluded Intellectual Property, (vi) other commercial exploitation of the Excluded Intellectual Property so long as such other commercial exploitation does not infringe or misappropriate any Purchased Assets, (vii) serving on any boards of directors of any not-for-profit organizations or any other similar charitable foundations, (viii) serving as an officer of any not-for-profit organizations or any other similar charitable foundations so long as the activities or the results of the activities of such organizations or foundations are not directed to the Field other than solely due to their general application to the human body, (ix) making unrestricted gifts of cash, securities or other property to not-for-profit organizations or any other similar charitable foundations that are not Affiliates of Michelson, including those engaged in research in the Field, (x) making gifts of cash, securities or other property to not-for-profit organizations or any other similar charitable foundations so long as the activities or the results of the activities of such organizations or foundations are not directed to the Field other than solely due to their general application to the human body or (xi) consulting with or assisting any Third Party or any Affiliate of any Seller in the Field solely with respect to the Excluded Intellectual Property or consulting with or assisting any Third Party or any Affiliate of any Seller outside the Field. The Sellers agree that the covenants of this Section 6.15 are reasonable and valid. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.15 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability will have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and This Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         6.16.   Use of Michelson Logo.    The Sellers shall not, and shall not permit any Affiliate or Third Party to, use the Michelson Logo (or any other logo confusingly similar thereto) in connection with any products other than products in the medical field that use or incorporate ideas conceived or developed by Michelson. All goodwill associated with use of the Michelson Logo shall inure to the benefit of Michelson.

         6.17.   Notice of Developments.    From the Effective Date until the Closing, the Sellers will give the Buyer prompt written notice upon becoming aware of any material development affecting the Purchased Assets and Excluded Intellectual Property (including claim amendments since March 7, 2005) or any event or circumstance that could reasonably be expected to result in a material breach of, or inaccuracy in, any of the Sellers’ representations and warranties; provided, that no such disclosure will be deemed to prevent or cure any such breach of, or inaccuracy in, amend or supplement any Schedule to, or otherwise disclose any exception to, any of the representations and warranties set forth in This Agreement, unless, notwithstanding such disclosure, the Buyer consummates the Closing, in which case each such disclosed breach of, or inaccuracy in, the Sellers’ representations and warranties shall be deemed waived by the Buyer and shall not be a source of Losses for which the Sellers provide indemnification pursuant to Section 9 (Indemnification).

         6.18.   Corporate Existence.    For a period of two years following the Closing, KTI shall not dissolve or liquidate.

         6.19.   Revival and Reinstatement of Payment Obligations.    If any payment by the Buyer to the Sellers under This Agreement, in whole or in part, should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Sellers are required to repay or restore, in whole or in part, any such Voidable Transfer, or elect to do so upon the reasonable advice of their counsel, then, to the extent of the amount of such Voidable Transfer that the

Sellers are required or elect to repay or restore, and as to reasonable costs, expenses, and attorneys’ fees of the Sellers incurred with respect thereto, the liability of the Buyer to the Sellers automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

         6.20.   Public Statements.    None of the Parties shall make any public statement, whether in a press release, interview, article, book, press conference, speaking engagement, or otherwise, relating to the terms of This Agreement or the Ancillary Agreements or the details of the discussions and drafts leading up to the execution of This Agreement and the Ancillary Agreements (each, a “Public Statement”) without the prior consent of the other Parties, which consent shall not be unreasonably withheld; provided, that any Party may make such Public Statement it believes in good faith is required by applicable Legal Requirements or the requirements of any national securities exchange or quotation system on which such Party’s securities are listed or quoted for trading, in which case the disclosing Party will provide the other Parties with the reasonable opportunity to review in advance such Public Statement, where practicable; provided, further, in the event that any Party makes a Public Statement in accordance with this Section 6.20, any Party may repeat any of the information set forth in such Public Statement. In addition, if any Party makes a Public Statement not in accordance with this Section 6.20, then any Party not Affiliated with the Party making such Public Statement may repeat any of the information set forth in such Public Statement.

         6.21.   FDA Applications.    Effective as of the Closing, the Sellers hereby assign any rights that they may have in any Food and Drug Administration or any similar U.S. or foreign regulatory agency application for or approval of the use or sale of products (e.g., FDA 510(k) applications) covered by one or more patent claims of the Subject Intellectual Property.

         6.22.   Post-Closing Reconciliation.    If, from time to time after the Closing, any of the Medtronic Parties or any of their Affiliates receives or collects any Assumed Contract Amounts, it shall promptly pay such Assumed Contract Amounts to the Sellers. If, from time to time after the Closing, any of the Sellers or any of their Affiliates receives or collects any amounts due under the Assumed Contracts that are attributable to the period from and after the Closing, he or it shall promptly pay such amounts to the Medtronic Parties.

         6.23.   Covenants Regarding Contractual Obligations.    After Closing, the Sellers shall continue honoring any remaining non-delegable obligations under the Assumed Contracts, including confidentiality obligations thereunder. The Medtronic Parties shall not interfere with the Sellers’ performance of such obligations.

         6.24.   Remedies.    Effective as of the Closing, the Sellers agree that the only remedy they may seek or obtain pursuant to the Excluded Equitable Rights and to the Excluded Indemnification Rights shall be the Specified Relief. Effective as of the Closing, the Sellers have no right to terminate any of the underlying agreements, alter any of the licenses thereunder, seek enjoinment or alteration of any other provision or otherwise disturb the Buyer’s benefit of the bargain of having been assigned the Sellers’ contracts identified in Schedule 2.2(c) and Schedule 2.2(d), other than seeking the Specified Relief.

         6.25.   Third Party Confidentiality Agreements.    In the event there are any confidentiality agreements among any of the Parties and their Affiliates and any Third Party, the Parties agree that, to the extent permitted by law, any confidentiality obligations between the Parties and their Affiliates shall be superseded and replaced by This Agreement, effective at the Closing.

(7)	CLOSING CONDITIONS.

         7.1.   Conditions to the Medtronic Parties’ Obligation to Close.    The obligation of the Medtronic Parties to consummate the Closing is subject to satisfaction of the following conditions:

        (a)  Representations and Warranties. The representations and warranties of the Sellers contained in Section 4 of This Agreement will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct in all material respects as of such specified date and time;

        (b)  No Injunctions. No Governmental Order shall be issued and outstanding that would (i) prevent consummation of the transactions contemplated by This Agreement and the Ancillary Agreements or (ii) cause the transactions contemplated by This Agreement and the Ancillary Agreements to be rescinded following consummation;

        (c)  Performance. The Sellers shall have performed and complied in all material respects with all of their covenants, agreements and obligations contained in This Agreement and the Ancillary Agreements that are required to be performed or complied with by them at or before the Closing;

        (d)  Antitrust Matters. All applicable waiting periods (and any extensions thereof) under the HSR Act and any applicable foreign antitrust laws and regulations shall have expired or otherwise been terminated;

        (e)  Closing Documents and Certificates. The Buyer shall have received each of the following agreements, documents, certificates and instruments:

        (i)  a certificate dated the Closing Date and executed by the Sellers certifying that each of the conditions specified in paragraphs (a) and (c) of this Section 7.1 is satisfied in all respects as of the Closing;

        (ii)  the Assignment and Assumption Agreement duly executed by the Sellers as of the Closing Date;

        (iii)  the Bill of Sale duly executed by the Sellers as of the Closing Date;

        (iv)  separate Patent and Invention Assignments, substantially in the form of Exhibit D, with such changes as may be necessary for the assignment to be suitable for recording in each jurisdiction and each recordable right or interest relating to the patents included in the Purchased Assets, duly executed by the appropriate Sellers as of the Closing Date;

        (v)  written certification from the Secretary or an Assistant Secretary of KTI dated as of the Closing Date as to (i) the incumbency and specimen signature of each officer of KTI executing This Agreement or any of the Ancillary Agreements, (ii) the certificate of incorporation and by-laws of KTI, each as amended, restated and in effect as of the Closing Date and (iii) the resolutions adopted by the Board of Directors and the shareholders of KTI authorizing the execution, delivery and performance of This Agreement and the consummation of the transactions contemplated hereby, each as amended, modified and in effect as of the Closing Date;

        (vi)  a certificate of good standing of KTI issued by the California Secretary of State as of a date recent to the Closing Date;

        (vii)  the Dismissal Document, duly executed by the Sellers as of the Closing Date;

        (viii)  the Confirmatory Assignments, duly executed by the appropriate Sellers as of the Closing Date

        (ix)  a letter from the Sellers instructing the law firm of Martin & Ferraro LLP to deliver the originals of the Patent Prosecution Files to the Buyer and to instruct, as agent of the Sellers, any patent counsel or agents to do the same;

        (x)  a completed and executed original U.S. Internal Revenue Service Form W-9 (or successor thereto) from each Seller certifying therein that such Seller is a United States person within the meaning of the Code;

        (xi)  such other documents that the Buyer may reasonably request to transfer the Purchased Assets to the Buyer and otherwise effect the transactions contemplated by This Agreement and the Ancillary Agreements;

        (xii)  executed stipulations of dismissal for the Purchased Claims; and

        (f)  Letter of Credit. Unless the Parties shall have established an escrow arrangement pursuant to Section 3.3 (Closing Payment; Letter of Credit), the Buyer shall have received the Closing Letter of Credit.

The Buyer may waive any condition specified in this Section 7.1 if it executes a writing so stating at or before the Closing, and such waiver shall not be considered a waiver of any other provision in This Agreement unless the writing specifically so states.

         7.2.   Conditions to the Sellers’ Obligation to Close.    The obligation of the Sellers to consummate the Closing is subject to satisfaction of the following conditions:

        (a)  Closing Payment; Alternate Closing Payment. The Sellers shall have received either the Closing Payment or the Alternate Closing Payment, as applicable;

        (b)  Representations and Warranties. The representations and warranties of the Buyer contained in Section 5 of This Agreement will be true and correct in all material respects at and as of the Closing with the same force and effect as if made as of the Closing, other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct in all material respects as of such specified date and time;

        (c)  No Injunctions. No Governmental Order shall be issued and outstanding that would (i) prevent consummation of the transactions contemplated by This Agreement and the Ancillary Agreements or (ii) cause the transactions contemplated by This Agreement and the Ancillary Agreements to be rescinded following consummation;

        (d)  Performance. The Medtronic Parties shall have performed and complied in all material respects with all of their respective covenants, agreements and obligations contained in This Agreement and the Ancillary Agreements that are required to be performed or complied with by them at or before the Closing;

        (e)  Antitrust Matters. All applicable waiting periods (and any extensions thereof) under the HSR Act and any applicable foreign antitrust laws and regulations shall have expired or otherwise been terminated; and

        (f)  Closing Documents and Certificates. The Sellers shall have received each of the following agreements, documents, certificates and instruments:

        (i)  a certificate dated the Closing Date and executed by the Buyer certifying that each of the conditions specified in paragraphs (b) and (d) of this Section 7.2 is satisfied in all respects as of the Closing;

        (ii)  the Ancillary Agreements to which any Medtronic Party is a party duly executed by the Medtronic Parties, where applicable;

        (iii)  written certification from the Secretary or an Assistant Secretary of each Medtronic Party dated as of the Closing Date as to (i) the incumbency and specimen signature of each officer of such Medtronic Party executing This Agreement or any of the Ancillary Agreements, (ii) the certificate of incorporation and by-laws of such Medtronic Party, each as amended, restated and in effect as of the Closing Date and (iii) the resolutions adopted by the Board of Directors and, if applicable, the shareholders of such Medtronic Party authorizing the execution, delivery and performance of This Agreement and the consummation of the transactions contemplated hereby, each as amended, modified and in effect as of the Closing Date;

        (iv)  a certificate of good standing of MSD issued by the Indiana Secretary of State as of a date recent to the Closing Date;

        (v)  a certificate of good standing of the Buyer issued by the Delaware Secretary of State as of a date recent to the Closing Date;

        (vi)  a certificate of good standing of MDT issued by the Minnesota Secretary of State as of a date recent to the Closing Date;

        (vii)  the Dismissal Document, duly executed by the Medtronic Parties as of the Closing Date; and

        (viii)  such other documents that the Sellers may reasonably request to effect the transactions contemplated by This Agreement and the Ancillary Agreements.

The Sellers may waive any condition specified in this Section 7.2 if they execute a writing so stating at or before the Closing, and such waiver shall not be considered a waiver of any other provision in This Agreement unless the writing specifically so states.

8.	TERMINATION.

         8.1.   Termination of Agreement.    This Agreement may be terminated (the date on which the Agreement is terminated, the “Termination Date”) at any time before the Closing:

        (a)  by mutual written consent of the Buyer and the Sellers;

        (b)  by either the Buyer or the Sellers by providing written notice to the other at any time after June 30, 2005 if the Closing shall not have occurred by reason of the failure of any condition set forth in Section 7.1 (Conditions to the Medtronic Parties’ Obligation to Close), in the case of the Buyer, or Section 7.2 (Conditions to the Sellers’ Obligation to Close), in the case of the Sellers, to be satisfied (unless such failure is the result of one or more breaches or violations of, or inaccuracy in, any covenant, agreement, representation or warranty of This Agreement by the terminating Party);

        (c)  by either the Buyer or the Sellers if a final nonappealable Governmental Order permanently enjoining or otherwise prohibiting the Closing will have been issued by a Governmental Authority of competent jurisdiction;

        (d)  by the Buyer if either (i) there will have been a material breach of, or inaccuracy in, any representation or warranty of any of the Sellers contained in Section 4 of This Agreement as of the Effective Date or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Buyer’ right to terminate will arise only in the event of a material breach of, or inaccuracy in, such representation or warranty as of such specified date or time) or (ii) any of the Sellers will have breached or violated in any material respect any of their respective covenants and agreements contained in This Agreement, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 7.1 (Conditions to the Medtronic Parties’ Obligation to Close) and cannot be or has not been cured on or before the later of (i) five Business Days following satisfaction of the closing conditions set forth in Sections 7.1(d) and 7.2(e) and (ii) 10 days after the Buyer notifies the Sellers of such breach or violation;

        (e)  by the Sellers if either (i) there will have been a material breach of, or inaccuracy in, any representation or warranty of the Buyer contained in Section 5 of This Agreement as of the Effective Date or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Sellers’ right to terminate will arise only in the event of a material breach of, or inaccuracy in, such representation or warranty as of such specified date or time) or (ii) the Buyer will have breached or violated in any material respect any of its covenants and agreements contained in This Agreement, which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition set forth in Section 7.2 (Conditions to the Sellers’ Obligation to Close) and cannot be or has not been cured on or before the later of (i) five Business Days following satisfaction of the closing conditions set forth in Sections 7.1(d) and 7.2(e) and (ii) 10 days after the Sellers notify the Buyer of such breach or violation; or

        (f)  by determination of the Arbitrator if there is a Dispute between the Parties as to whether the conditions for termination under this Section 8.1 have been met.

         8.2.   Effect of Termination.    In the event of the termination of This Agreement pursuant to Section 8.1 (Termination of Agreement), This Agreement (other than Section 2.8(a) (Inter-Party Agreements and Three-Party Agreement), Section 3.1 (Signing Deposit), Section 6.20 (Public Statements) and Section 12.8 (Governing Law) and, in each case, related definitions) will then be null and void and have no further force and effect and all other rights and Liabilities of the Parties will terminate without any Liability of any Party to any other Party, except for Liabilities arising with respect to willful breaches under This Agreement by any Party on or before the Termination Date.

9.	INDEMNIFICATION.

         9.1.   Indemnification by the Sellers.    From and after the Closing, the Sellers shall jointly and severally indemnify, defend and hold harmless the Medtronic Parties and their respective Affiliates and Representatives against all Losses relating to or arising out of:

        (a)  (i) the breach of any representation or warranty of the Sellers under Section 4 of This Agreement or in the closing certificate referenced in Section 7.1(e)(i) (the “Sellers’ Closing Certificate”) (except as otherwise provided in the proviso of Section 6.17 (Notice of Developments) or (ii) the breach of any covenant or obligation of the Sellers in This Agreement or any of the Ancillary Agreements;

        (b)  the Medtronic Parties’ use of the Michelson Logo in material conformity with This Agreement;

        (c)  any Liability of any Seller that may be imposed on any Medtronic Party under any doctrine of de facto merger or successor liability or similar legal doctrine, but excluding any Assumed Liability;

        (d)  any Third Party Claim arising under or relating to a right of first refusal to acquire any of the Purchased Assets other than any such Third Party Claim that is intentionally precipitated by any Medtronic Party; provided ¸ that a Third Party Claim asserted in response to an Action (other than a declaratory judgment Action pertaining to such right of first refusal) initiated by any Medtronic Party shall be deemed not to be “intentionally precipitated by” any Medtronic Party; or

        (e)  any Contractual Obligation of the Sellers to make any payments to any Third Party arising out of or relating to the payment to the Sellers of the Closing Payment or the Alternate Closing Payment, as applicable, or any of the Post-Closing Payments;

provided, however, that (A) the Sellers shall not have any obligation to indemnify, defend or hold harmless the Medtronic Parties or their Affiliates and Representatives against any Losses relating to or arising out of the breach of any representation or warranty of the Sellers set forth in Sections 4.4 (Consents), 4.5 (Litigation), 4.6 (Assumed Contracts), 4.7(a) (Title), 4.8(a) (Intellectual Property), 4.8(b) (Intellectual Property), 4.8(c) (Intellectual Property), 4.8(d)(ii) (Intellectual Property), 4.8(d)(iii) (Intellectual Property), 4.8(e) (Intellectual Property) and 4.9 (Solvency; Fair Consideration) of This Agreement or in the corresponding representations and warranties set forth in the Sellers’ Closing Certificate until the Medtronic Parties and their respective Affiliates and Representatives, collectively, have suffered Losses by reason of all such breaches of at least $25,000,000 (the “Basket”) (after which point the Sellers will be obligated to indemnify the Medtronic Parties and their Affiliates and Representatives against all such Losses, including the amount of the Basket and not only to the extent such Losses exceed the Basket), and (B) there will be a $300,000,000 aggregate ceiling on the obligation of the Sellers to indemnify the Medtronic Parties and their respective Affiliates and Representatives against Losses relating to or arising out of breaches of the Sellers’ representations and warranties set forth in Section 4 of This Agreement or the Sellers’ Closing Certificate. No Claim for indemnification for breach by any Seller of any representation or warranty set forth in Section 4.8(d)(i) may be brought unless such Claim arises from, and only to the extent such Claim arises from, (i) a Third Party Claim (including a defense to a Claim of infringement brought by any of the Medtronic Parties or their Affiliates) or (ii) the failure by any Medtronic Party to bring an Action for patent infringement against a Third Party due to an assessment by such Medtronic Party that such Action cannot be brought because of a breach of a representation or warranty by any of the Sellers set forth in Section 4.8(d)(i).

         9.2.   Indemnification by the Buyer.    From and after the Closing, the Medtronic Parties shall jointly and severally indemnify, defend and hold harmless the Sellers and their respective Affiliates and Representatives against all Losses relating to or arising out of:

        (a)  the breach of any representation or warranty of the Medtronic Parties in Section 5 of This Agreement or in the closing certificate referenced in Section 7.2(f)(i) (the “Medtronic Parties’ Closing Certificate”) or the breach of any covenant or obligation of the Medtronic Parties in This Agreement or any of the Ancillary Agreements;

        (b)  any and all Assumed Liabilities;

        (c)  any Claims or Actions by any Third Party arising out of or relating to the design, manufacture, distribution, sale, promotion, advertising, import, export, lease, commercialization or use by the Medtronic Parties of or relating to products, product systems or procedures in the Field or other products, product systems or procedures derived from or based on the Purchased Assets, the Medtronic-Owned Patent Rights or the Multi-Lock Patent Rights, except to the extent the circumstances giving rise to such Claims or Actions constitute a breach of any representation, warranty or covenant of any of the Sellers under This Agreement or the Sellers’ Closing Certificate (without regard to the expiration of the applicable survival period for such representations or warranties) or relate to alleged medical malpractice by Michelson;

        (d)  any Claims or Actions by any Third Party under any Assumed Contracts initiated after the Closing based on any acts or omissions of the Sellers occurring or existing before the Closing, except to the extent the circumstances giving rise to such Claims or Actions constitute a breach of any representation, warranty or covenant of any of the Sellers under This Agreement or the Sellers’ Closing Certificate (without regard to the expiration of the applicable survival period for such representations or warranties); or

        (e)  any Claims or Actions by any Third Party for product liability, product warranty or similar Claim or Action arising out of or relating to the licensing or sublicensing by the Medtronic Parties of products, product systems or procedures in the Field or other products, product systems or procedures derived from or based on the Purchased Assets, the Medtronic-Owned Patent Rights or the Multi-Lock Patent Rights, except to the extent the circumstances giving rise to such Claims or Actions constitute a breach of any representation, warranty or covenant of any of the Sellers under This Agreement or the Sellers’ Closing Certificate (without regard to the expiration of the applicable survival period for such representations or warranties) or relate to alleged medical malpractice by Michelson;

provided, however, that (A) the Medtronic Parties have no obligation to indemnify, defend, or hold harmless the Sellers or their respective Affiliates or Representatives against any Losses relating to or arising out of the breach of any representation or warranty of the Medtronic Parties in This Agreement or in the corresponding representations and warranties set forth in the Medtronic Parties’ Closing Certificate unless and until the Sellers and their respective Affiliates and Representatives, collectively, have suffered Losses by reason of all such breaches of at least the Basket (after which point the Medtronic Parties will be obligated to indemnify the Sellers and their Affiliates and Representatives against all such Losses, including the amount of the Basket and not only to the extent such Losses exceed the Basket), and (B) there will be a $300,000,000 aggregate ceiling on the obligation of the Medtronic Parties to indemnify the Sellers and their respective Affiliates and Representatives against Losses relating to or arising out of breaches of the Medtronic Parties’ representations and warranties set forth in Section 5 of This Agreement or in the Medtronic Parties’ Closing Certificate.

         9.3.   Survival.    The terms of This Agreement and all provisions hereof, including all representations, warranties, promises, agreements and covenants, are contractual and not mere recitals and shall survive the execution and delivery of This Agreement and the Closing under This Agreement and, except as expressly stated herein, shall continue in full force and effect thereafter; provided, that (i) the representations and warranties set forth in Sections 4.1 (Organization; Shareholders), 4.2 (Authorization), 4.3 (Noncontravention), 4.7 (Title), 4.8(d)(i) (Intellectual Property) and 4.10 (U.S. Taxpayer) (including, in each case, the corresponding representations and warranties set forth in the Sellers’

Closing Certificate), and Sections 5.1 (Organization), 5.2 (Authorization) and 5.3 (Noncontravention) (including, in each case, the corresponding representations and warranties set forth in the Medtronic Parties’ Closing Certificate) shall only survive until the fifth anniversary of the Closing and (ii) the other representations and warranties set forth in This Agreement shall only survive until the third anniversary of the Closing; provided, further, that if any Claim seeking indemnification has been timely made in accordance with Section 9.4 (Time for Claims) but has not been finally determined by the end of the applicable survival period set forth above, the representations and warranties set forth in This Agreement shall, for purposes of such Claim (and only such Claim), survive until final determination of such Claim.

         9.4.   Time for Claims.    No Claim may be made seeking indemnification pursuant to This Agreement unless a written notice thereof is provided to the Indemnifying Party (i) at any time before the expiration of the applicable survival period set forth in Section 9.3 (Survival), in the case of any breach of any of the representations or warranties in This Agreement, and (ii) at any time, in the case of any other Claim seeking indemnification pursuant to This Agreement.

         9.5.   Notices.    If an Indemnified Party intends to seek indemnification pursuant to This Agreement, such Indemnified Party shall promptly notify the Indemnifying Party in writing of the Claim for which indemnification is sought, including any Third Party Claims in respect of which indemnification is sought under This Agreement, in each case within the applicable time periods specified in Section 9.4 (Time for Claims). Any such notice shall set forth in reasonable detail, in light of the circumstances then known to the Indemnified Party, the facts, circumstances and basis of the Claim and, if the Claim relates to a Third Party Claim, shall include copies of all papers served upon or received by the Indemnified Party relating thereto. Any delay in the provision of such notice and accompanying materials shall not affect any rights under This Agreement except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

         9.6.   Third Party Claims.    The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 9.5 (Notices). In addition, the Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party so long as:

        (a)  the Indemnifying Party gives written notice to the Indemnified Party within 10 Business Days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party against the entirety of any and all Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third Party Claim;

        (b)  the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party;

        (c)  the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third Party Claim;

        (d)  the Third Party Claim does not relate to or otherwise arise in connection with any criminal or regulatory enforcement Action; and

        (e)  the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

        If any of the foregoing conditions is not satisfied, the Indemnified Party may assume control of the defense of the Third Party Claim with counsel of its choice and the Indemnified Party’s reasonable legal fees and expenses shall constitute part of the Losses indemnified under This Agreement, provided, that such Claim for indemnification is agreed by the Indemnifying Party or otherwise determined in the Indemnified Party’s favor by the Arbitrator. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (ii) results in the full and general release of the Indemnified Party from all Liabilities arising or relating to, or in connection with, the Third Party Claim and (iii) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other Claims that may be made against the Indemnified Party. If the Indemnifying Party does not deliver the notice contemplated hereby within 10 Business Days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third Party Claim actively and diligently, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith). If the Indemnifying Party is entitled to assume control of the defense of the Third Party Claim hereunder, and conducts the defense of the Third Party Claim actively and diligently but any of the other conditions set forth in clauses (a) through (e) of this Section 9.6 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim; provided, that the Indemnifying Party will not be bound by the entry of any such judgment consented to, or any such compromise or settlement effected, without its prior written consent (which consent will not be unreasonably withheld or delayed). Notwithstanding anything to the contrary in This Agreement, in the event that a Third Party Claim is asserted against one or more Medtronic Indemnified Parties and the potential for indemnification arises from or relates to an actual or alleged breach of the Sellers’ representations and warranties set forth in Section 4.8(d)(i) of This Agreement, then the response to and defense of such Claim shall be managed as follows. The Medtronic Indemnified Parties will have the sole and exclusive right to defend, settle or agree to entry of judgment of such Third Party Claim with counsel of its choice. However, any such judgment, settlement or finding by any court or arbitral body shall not be dispositive or admissible evidence with respect to determining whether the Sellers have breached any of their representations or warranties in Section 4.8(d)(i) of This Agreement.

         9.7.   LIMITATION OF DAMAGES.    THE PARTIES SHALL ONLY BE LIABLE FOR ACTUAL DAMAGES (INCLUDING DIMINUTION OF VALUE OF THE PURCHASED ASSETS) AND SHALL NOT BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR PUNITIVE DAMAGES OF ANY KIND RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE ANCILLARY AGREEMENTS, WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATION SET FORTH IN THIS SECTION SHALL NOT APPLY TO CLAIMS FOR AMOUNTS PAID WITH RESPECT TO INDEMNIFICATION FOR LOSSES ARISING FROM THIRD PARTY CLAIMS.

         9.8.   Exclusive Remedy.    Except as expressly stated otherwise in This Agreement, the indemnities set forth in this Section 9 shall be the exclusive remedy for any Claims, whether Third Party Claims or direct Claims between the Parties, relating to or arising out of This Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby.

         9.9.   Knowledge and Investigation.    Except as expressly set forth in the proviso to Section 6.17 (Notice of Developments), the right of any Indemnified Party to indemnification pursuant to this Section 9 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of This Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement under This Agreement.

         9.10.   Letter of Credit.    For as long as any amounts are outstanding under the Closing Letter of Credit or any Post-Closing Letter of Credit (collectively, the “ LOCs”), or Escrow Account, as applicable, any and all amounts payable by the Sellers as Indemnifying Parties to a Medtronic Indemnified

Party shall be paid in cash first out of the LOCs or the Escrow Account, as applicable, and thereafter by the Sellers in accordance with payment instructions provided by the Buyer. The existence of the LOCs or the Escrow Account, as applicable, shall not be deemed to limit the amount of any allowable Claims by any Medtronic Indemnified Party pursuant to This Agreement for Losses in excess of the outstanding amounts under the LOCs or the Escrow Account, as applicable. The Sellers shall cause the principal amounts under each of the LOCs or the Escrow Account, as applicable, to remain outstanding until the earlier of (a) such time as the entire principal amount of such LOC or the Escrow Account, as applicable, has been used to pay the Medtronic Indemnified Parties in accordance with a decision of the Arbitrator and (b) the fifth anniversary of the Closing and thereafter the funds in the Escrow Account shall be released to the Sellers or the LOCs shall be terminated, as the case may be; provided, that if any Claim seeking indemnification has been timely made in accordance with Section 9.4 (Time for Claims) but has not been finally determined by the Arbitrator by the fifth anniversary of the Closing, then the Sellers shall cause the principal amounts under each of the LOCs or the Escrow Account, as applicable, to remain outstanding until such final determination of each such Claim in an aggregate principal amount sufficient to satisfy the aggregate amount of Losses to which the Medtronic Indemnified Parties reasonably estimate (and provide the Sellers prior notice of) they may be entitled to recover from the Sellers in respect of all such Claims.

         9.11.   Duty to Mitigate.    The Parties acknowledge that in determining the amount of any Loss to which any Indemnified Party is entitled to indemnification under this Section 9, the Arbitrator shall take into account the degree to which such Indemnified Party took or failed to take action to mitigate such Loss.

10.	ARBITRATION.

         10.1.   Agreement to Arbitrate.    To expedite the resolution of Disputes that may arise between the Parties, the Parties, on behalf of themselves and their respective Affiliates, agree that any and all Disputes shall be submitted to final and binding arbitration pursuant to the procedures set forth in this Section 10. The Parties consent to the exclusive jurisdiction of the Arbitrator to finally resolve any and all Disputes, including a Dispute under Section 8.1(f), and waive any and all resort to any court in connection with any and all Disputes, regardless of the legal or equitable theory upon which such Disputes may be based, except for the enforcement, vacation or remand of any arbitration award or arbitration order. Any dispute concerning whether any Dispute is arbitrable pursuant to This Agreement shall be resolved by the Arbitrator and not by any court.

         10.2.   Appointment and Replacement of Arbitrator.    MSD, on behalf of the Medtronic Parties, and the Sellers shall appoint an arbitrator pursuant to the provisions of this Section 10.2 promptly after the execution of This Agreement. That arbitrator or a replacement selected pursuant to this Section 10.2 (in either case, the “Arbitrator”) shall be retained by the Medtronic Parties and the Sellers as the Arbitrator for the Term. The Arbitrator shall be appointed according to the following procedure: the Sellers shall provide to the Medtronic Parties a list of ten individuals (“Potential Arbitrators”) who are all able and willing to fulfill the duties of the Arbitrator under this Section 10, who have not previously represented any of the Parties or their Affiliates, and who are either (i) former judges of a United States District Court or a United States Court of Appeals, or (ii) intellectual property attorneys with at least 20 years of experience in intellectual property litigation. Of the Potential Arbitrators, the Sellers will provide at least four suggestions from each category. MSD, on behalf of the Medtronic Parties, shall then have 30 days to select one name from the list of Potential Arbitrators and inform the Sellers of the selection. If the Medtronic Parties fail or refuse to select one name from the list of Potential Arbitrators, the Sellers shall have the power to select the Arbitrator from the list of Potential Arbitrators. Should the Arbitrator (including any replacement) at any time be unable or unwilling to fulfill his or her duties, or be disqualified pursuant to Section 10.13, the Parties will appoint a replacement (who will then be the “Arbitrator”) following this same procedure.

         10.3.   Exclusive Dispute Resolution Procedure.    The arbitration procedure contained in this Section 10 shall be the exclusive dispute resolution procedure available to the Parties with respect to any and all Disputes.

         10.4.   Demand for Arbitration.    Any arbitration proceeding shall commence with the service by a Party or Parties (the “Claimant”) of a demand for arbitration (the “Demand”). The Demand shall be served on the Party or Parties against whom arbitration is sought (the “Respondent”) and on the Arbitrator and shall specify in reasonable detail the nature of the claim or claims and the relief requested for each claim. The service of the Demand shall conform with the notice provisions of Section 12.7 (Notices). As used herein, “Arbitration Parties” means the Claimant and Respondent.

         10.5.   Applicable Arbitration Procedures and Powers of the Arbitrator.    The Arbitrator shall conduct the arbitration proceeding in accordance with the provisions of This Agreement and the provisions of the Federal Arbitration Act (the “Act”). Any procedure, rule or standard specified in This Agreement will control over any conflicting procedure, rule or standard in the Act. The Arbitrator shall have full power to make such orders, rules and regulations relating to the arbitration proceeding as he or she deems just and expedient, including the power to order any of the Parties to perform or refrain from any act within the scope of the Dispute, the power to enter and modify protective orders, the power to retain experts, and the power to appoint referees and special masters.

         10.6.   Service.    Unless otherwise agreed, the Respondent shall have 20 days from the date of service of the Demand to serve a response to the Demand (the “Response”) and any counter-demand for arbitration (the “Counter-Demand”), and the Claimant shall have 20 days from the date of service of the Counter-Demand to serve a response to the Counter-Demand. Federal Rule of Civil Procedure (“FRCP”) 6(a) shall govern the computation of any period of time prescribed or allowed by this Section 10 or by the Arbitrator. Service of all papers in the arbitration proceeding shall be made on the Arbitration Parties and the Arbitrator by hand delivery, facsimile, electronic mail or overnight courier. Service by overnight courier shall add one day to the time for any required response.

         10.7.   Preliminary Meeting.    Counsel for Claimant and Respondent shall meet in person or by telephone with the Arbitrator within 10 days of the service of the Response or, if a Counter-Demand is served, within 10 days of the Claimant’s service of a response to the Counter-Demand (the “Preliminary Meeting”). At the Preliminary Meeting, the Arbitrator shall consider and enter a scheduling order (the “Scheduling Order”) containing (i) a schedule for discovery pursuant to Section 10.8, (ii) a schedule for the Arbitration Parties’ submission of proposed protective orders that the Arbitrator may enter as he or she deems appropriate, to apply to the arbitration proceeding consistent with Section 10.14 hereof, (iii) a schedule for the briefing of dispositive motions, (iv) a schedule for the exchange of lists of witnesses, including experts, that each Party intends to call at the arbitration hearing (the “Hearing”) and the subjects of their testimony, and copies of all documents that the Arbitration Party intends to introduce at the Hearing to support its claims or defenses, (v) a date for a pre-Hearing meeting (the “Pre-Hearing Meeting”) to discuss and define the order of proof and issues to be presented at the Hearing, and any related briefing, and (vi) a date for the commencement of the Hearing. At the Pre-Hearing Meeting, the Claimant and Respondent shall exchange offers to resolve the matters at issue in the Demand and Counter-Demand (each, an “Arbitration Settlement Offer”). After a final arbitration award has been rendered, the Parties shall provide the Arbitrator with their respective Arbitration Settlement Offers.

         10.8.   Discovery.    The Arbitration Parties shall be entitled to discovery during the arbitration proceeding pursuant to (i) FRCP 34 (requests for the inspection and production of documents), (ii) FRCP 30 (depositions), (iii) FRCP 26(a)(2) (disclosure of expert reports), and (iv) FRCP 26(b)(4) (depositions of expert witnesses). Each side in the arbitration shall prepare and produce a privilege log. Each side in the arbitration proceeding shall be entitled to depose ten non-expert witnesses, for a maximum of eight hours each. Additional depositions may be permitted by the Arbitrator, in his or her discretion. In addition, the Arbitration Parties shall only be entitled to use the Litigation Materials in the arbitration to the extent permitted by Section 6.11(b). Every discovery dispute the Arbitration Parties are unable to resolve informally shall be submitted to the Arbitrator for decision, by the service of a written brief. Any response shall be served within five days thereafter and any reply shall be served within three days after service of the response. The Arbitrator shall rule promptly thereafter and may make such orders with respect to discovery disputes as he or she deems just and expedient. Any and all materials disclosed pursuant to any Dispute shall be returned to the producing Party or destroyed within thirty days of any final award with respect to a Dispute, provided, however, if either Party provides notice to the Arbitrator during such thirty day period, then the Arbitrator may issue an order providing for retention of such materials by a Third Party with access to such materials to be determined by the Arbitrator.

         10.9.   Hearing and Prior Proceedings.    The Hearing shall take place in Los Angeles, California, commencing as expeditiously as possible but in no event, without good cause shown to the satisfaction of the Arbitrator, later than 120 days after the Preliminary Meeting. The Hearing shall be held, to the extent possible, on consecutive days (excluding weekends). The Arbitrator may permit deposition testimony to be presented in lieu of oral testimony. The Hearing shall be recorded stenographically. Proceedings prior to the Hearing shall be held in person or by telephone.

         10.10.   Evidence.    The Arbitrator shall be the sole judge of the admissibility, relevance and materiality of the evidence offered, and conformity with the legal rules of evidence shall not be necessary.

         10.11.   Awards.

        (a)  The Arbitrator shall have the power to award only the remedies or relief set forth in This Agreement, i.e., monetary damages, liquidated damages, injunctive relief and specific performance (including the power to exercise a power-of-attorney to execute confirmatory assignments on behalf of the Sellers in the event that the Arbitrator determines that it is appropriate to do so due to a failure of the Sellers to provide further assurances as required by Section 6.8 (Further Assurances)). In addition, the Arbitrator shall have the power to execute and deliver and file and record in the proper filing and recording places, all such instruments, including Uniform Commercial Code termination statements covering or purporting to cover any of the Sellers’ assets or properties that is not Collateral, and take all such other actions as the Arbitrator shall determine to be appropriate to terminate or otherwise release the Buyer’s security interest in any of the Sellers’ assets or properties that the Arbitrator determines is not Collateral under any applicable Legal Requirement. The Arbitrator shall award to the prevailing Arbitration Party or Arbitration Parties its or their reasonable attorneys’ fees and costs. For purposes of determining which Arbitration Party is the prevailing party and thus entitled to recover attorneys’ fees and costs, the Arbitrator must do so in the following manner. The Arbitrator shall determine which Arbitration Party’s Arbitration Settlement Offer is closer to the Arbitrator’s final award and shall determine that such Arbitration Party is the prevailing party for purposes of awarding reasonable attorneys’ fees and costs.

        (b)  The Arbitrator’s awards shall be accompanied by detailed findings of fact and conclusions of law, final and binding upon, and enforceable as to, the Parties. The Arbitrator’s final award shall be rendered no later than 30 days after the close of the Hearing. The Arbitrator’s rendered award shall be confidential and filed under seal in any recourse to the courts taken to enforce the award.

        (c)  The award rendered by the Arbitrator shall be collateral estoppel as to any issue found against a Party in any later arbitration.

        (d)  Each of the Parties acknowledge and agree that the other Parties would be damaged irreparably in the event of any breach of or failure to perform the obligations of certain Sections of This Agreement in accordance with their specific terms, including Sections 2.9 (Sellers’ Covenant Not To Sue), 6.1 (Litigation), 6.2 (HSR Act), 6.3 (Closing), 6.5 (Covenants in Support of Assignment), 6.6 (Models and Prototypes), 6.7 (Disclosure of New Subject Invention and New Subject Intellectual Property), 6.8 (Further Assurances), 6.10 (Third Party Actions), 6.11 (Patent Counsel; Return of Documents; Tangible Materials), 6.13 (Name Attribution) with respect to New Product System designation, 6.14 (Confidentiality), 6.15 (Restricted Activities), 6.16 (Use of Michelson Logo), 6.18 (Corporate Existence), 6.20 (Public Statements), 6.23 (Covenants Regarding Contractual Obligations) and 6.24 (Remedies). Accordingly, each of the Parties agrees that, without posting bond or other undertaking, the other Parties will be entitled to seek an interim award from the Arbitrator seeking an injunction or injunctions to prevent breaches or violation of This Agreement and to enforce specifically the terms and provisions of certain Sections of This Agreement and that the prevailing Party may seek to have such interim award immediately entered in any court of the United States or any state thereof having jurisdiction over the Parties and the matter. Each Party further agrees that, in the event of any such entry of an interim award in any court of the United States or any state thereof having jurisdiction over the Parties and the matters, no Party will assert that a remedy at law would be adequate as a defense to enforcement of the Arbitrator’s previously issued interim award for specific performance.

         10.12.   Arbitrator’s Fees.    The Arbitrator shall be paid an annual retainer of $50,000. The Arbitrator shall be entitled to additional compensation for services rendered and costs incurred in connection with any arbitration proceeding, as specified by the Arbitrator. The Arbitrator’s annual retainers shall be borne one half by the Medtronic Parties and one half by the Sellers. The Arbitrator’s additional compensation for services rendered and costs incurred in connection with any arbitration proceeding, and any administrative fees associated with the arbitration proceeding, shall initially be borne one half by the Medtronic Parties and one half by the Sellers, but the prevailing Party or Parties in the arbitration proceeding shall be entitled to recover its or their share of those amounts from the losing Party or Parties in accordance with Section 10.11 hereof.

         10.13.   Impartiality and Disqualification of Arbitrator; Ex Parte Contacts.

        (a)  The Arbitrator shall be subject to disqualification if his or her impartiality or independence can reasonably be questioned, and shall be obligated to disclose to the Parties any circumstance likely to give rise to a reasonable doubt as to his or her impartiality or independence, including the acquisition of any financial interest in any of the Parties or their Affiliates. Any request for disqualification of the Arbitrator shall be made to the Arbitrator, who shall consider the request from the perspective of a reasonable observer who is informed of all the surrounding facts and circumstances, and if the Arbitrator determines that the impartiality or independence of the Arbitrator can reasonably be questioned, then (i) the Arbitrator shall no longer serve as Arbitrator of any Dispute that may arise between the Parties, including any pending Dispute and (ii) the Parties will select a new Arbitrator, as necessary, pursuant to Section 10.2 (Appointment and Replacement of Arbitrator). Upon the request of either party, the determination contemplated by this Section 10.13(a) can be submitted to a second arbitrator chosen in accordance with Section 10.2 (Appointment and Replacement of Arbitrator). In the event the second arbitrator determines that the impartiality or independence of the Arbitrator can reasonably be questioned, then the Parties will select a new Arbitrator, as necessary, pursuant to Section 10.2 (Appointment and Replacement of Arbitrator) from a list that shall not include the second arbitrator who made the determination. If the Arbitrator makes a determination that the impartiality or independence of the Arbitrator cannot reasonably be questioned, then the Arbitrator shall remain engaged as provided in This Agreement.

        (b)  No Party or its Representative shall, unless the Parties agree, or if there is an arbitration proceeding pending, unless all of the parties to the arbitration proceeding agree, communicate ex parte with the Arbitrator, except that the Arbitrator may conduct any communication or proceeding on an ex parte basis if the Arbitrator determines that the non-appearing Party or Parties received reasonable advance notice thereof and did not provide reasonable justification for their failure to appear, or if the Arbitrator, upon notice to all Parties, deems such communication necessary.

         10.14.   Confidentiality.    All aspects of the arbitration shall be private and confidential. The Parties agree that all consultants and witnesses shall agree to treat their work and the proceedings as confidential. The Parties and the Arbitrator shall maintain the substance of any proceedings in confidence and make disclosures to others only as required by law.

11.	RELEASES

         11.1.   Medtronic Release.    As of the Closing, and to the fullest extent allowed by law, each of the Medtronic Parties, on its own behalf and on behalf of each of its Affiliates, and, to the extent permitted by law, on behalf of each of their respective predecessors, heirs, beneficiaries, trustees, principals, agents, employees, representatives, contractors, successors, assigns, servants, attorneys and other professionals, officers, directors, members, partners, subsidiaries, stockholders (collectively, the “Medtronic Releasing Parties”) hereby jointly and severally irrevocably, perpetually and forever releases and discharges each of the Sellers and each of his or its Affiliates and their respective predecessors, heirs, beneficiaries, trustees, principals, agents, employees, representatives, contractors, successors, assigns, servants, attorneys and other professionals, officers, directors, members, partners, subsidiaries, stockholders (collectively, the “ Michelson Released Parties”) from any and all Encumbrances in favor of any of the Medtronic Releasing Parties on the assets of the Michelson Released Parties and from any and all Actions and Liabilities of any nature, in each case whether known or unknown, against them that any of the Medtronic Releasing Parties, or anyone claiming through or under them, ever had, now has or hereafter can or may ever have for, based upon, arising out of, or in connection with, any matter, act, fact, cause, or thing before the Closing, including anything that was or could have been alleged or asserted in the Litigation or any malicious prosecution or similar claim arising out of the Litigation, except in all cases for Encumbrances, Actions and Liabilities based upon, arising out of, or in connection with This Agreement, including any Losses. Each of the Medtronic Releasing Parties hereby jointly and severally irrevocably, perpetually and forever releases and discharges each of the Michelson Released Parties’ insurers with respect to any Encumbrances, Actions and Liabilities to which the Medtronic Releasing Parties release the Michelson Released Parties in this Section 11.1. This Agreement is not an acknowledgement of liability of any Party but is entered into to resolve all issues between the Medtronic Releasing Parties and the Michelson Released Parties.

         11.2.   Sellers Release.    As of the Closing, and to the fullest extent allowed by law, each of the Sellers, on its own behalf and on behalf of each of its Affiliates, and, to the extent permitted by law, on behalf of each of their respective predecessors, heirs, beneficiaries, trustees, principals, agents, employees, representatives, contractors, successors, assigns, servants, attorneys and other professionals, officers, directors, members, partners, subsidiaries, stockholders (collectively, the “Michelson Releasing Parties”) hereby jointly and severally irrevocably, perpetually and forever releases and discharges each of the Medtronic Parties and each of its Affiliates and their respective predecessors, principals, agents, employees, representatives, contractors, successors, assigns, servants, attorneys and other professionals, officers, directors, members, partners, subsidiaries, stockholders (collectively, the “Medtronic Released Parties”) from any and all Encumbrances in favor of any of the Michelson Releasing Parties on the assets of the Medtronic Released Parties and from any and all Actions and Liabilities of any nature, in each case whether known or unknown, against them that any of the Michelson Releasing Parties, or anyone claiming through or under them, ever had, now has or hereafter can or may ever have for, based upon, arising out of, or in connection with, any matter, act, fact, cause, or thing before the Closing, including anything that was or could have been alleged or asserted in the Litigation or any malicious prosecution or similar claim arising out of the Litigation, except in all cases for Encumbrances, Actions and Liabilities based upon, arising out of, or in connection with This Agreement, including any Losses. Each of the Michelson Releasing Parties hereby jointly and severally irrevocably, perpetually and forever releases and discharges each of the Medtronic Released Parties’ insurers with respect to any Encumbrances, Actions and Liabilities to which the Michelson Releasing Parties release the Medtronic Released Parties in this Section 11.2. This Agreement is not an acknowledgement of liability of any Party but is entered into to resolve all issues between the Michelson Releasing Parties and the Medtronic Released Parties.

         11.3.   Waiver.    As part of the consideration and as inducement for the execution of This Agreement, as of the Closing, the Parties and each of them, with full knowledge and with the specific intent to release Actions and Liabilities as set forth in Sections 11.1 and 11.2, hereby waive the provisions of Section 1542 of the California Civil Code (and any state statute or legal doctrine similar to California Civil Code § 1542). Section 1542 reads as follows:

GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Notwithstanding the provisions of Section 1542 (or any state statute or legal doctrine similar to California Civil Code §1542) and for the purpose of implementing a full and complete release of Actions and Liabilities as set forth in Sections 11.1 and 11.2, the Parties, and each of them, expressly acknowledge that This Agreement is intended to include in its effect, without limitation, all Actions and Liabilities as set forth in Sections 11.1 and 11.2 and that This Agreement further contemplates the extinction of all such Actions and Liabilities, except as otherwise specified in such Sections. Each Party waives any right to assert that any such Action or Liability has, through ignorance, oversight or otherwise, been omitted from This Agreement, and further assumes full responsibility for any injury, damages, losses or liability of any kind, that it has or may hereafter incur from such waiver.

12.	MISCELLANEOUS.

         12.1.   Interpretation.    Except as otherwise explicitly specified to the contrary, (a) references to a Section, Exhibit or Schedule means a Section of or Schedule or Exhibit to This Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including but not limited to,” and will not be construed as limiting the general language to which it relates, and the items or matters that follow the word “including” or the words “including but not limited to” or “including without limitation” or similar words in This Agreement shall be construed as illustrative, but not exclusive or complete, examples of what is intended to be so included, (c) the term “or” is not limiting and means “and/or,” (d) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (e) words in the singular or plural form include the plural and singular form, respectively, (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by This Agreement and (g) references to “Dollars” or “$” shall be to U.S. Dollars. The Parties have participated jointly in the negotiation and drafting of This Agreement. In the event an ambiguity or question of intent or interpretation arises, This Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of This Agreement.

         12.2.   No Third Party Beneficiaries.    Except as specifically provided in This Agreement, This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         12.3.   Entire Agreement.    This Agreement, the Schedules and Exhibits hereto, and the Ancillary Agreements constitute the entire agreement among the Parties and supersedes any prior understandings, agreements or representations by or among the Parties, whether written or oral, with respect to the subject matter hereof; provided, that except as set forth in Section 2.8(a) (Inter-Party Agreements and Three-Party Agreement), nothing in This Agreement shall affect the terms of the Inter-Party Agreements, the First Assumed Contract or the Second Assumed Contract (set forth on Schedule 2.1(b)) prior to the Closing. For clarity, this Agreement shall not supersede or affect any terms of the Termination and Release Agreement or the ElectroStim License Agreement.

         12.4.   Assignment.    No Party may assign either This Agreement or any of its rights, interests or obligations under This Agreement without the prior written approval of the other Parties; provided, that any Medtronic Party may (i) assign all of its rights and interests and delegate all of its obligations under This Agreement to a Third Party in connection with the sale of all or substantially all of the assets or capital stock of such Medtronic Party (whether by merger, consolidation or otherwise), provided, that such Third Party executes a counterpart to This Agreement acknowledging and agreeing to assume all such obligations of the Medtronic Parties and their Affiliates under This Agreement, (ii) assign all of its rights and interests to one or more of its Affiliates, (iii) designate one or more of its Affiliates to perform its obligations under This Agreement provided that such designation shall not relieve such Medtronic Party from its obligations under This Agreement and (iv) at the Closing, designate one or more Purchased Assets to be conveyed by the Sellers to an Affiliate of the Buyer. Subject to the foregoing, This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

         12.5.   Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         12.6.   Headings.    The Section headings contained in This Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of This Agreement.

         12.7.   Notices.    All communications between the Sellers and any of the Medtronic Parties relating to This Agreement and the subject matter hereof shall be directed to the persons designated to receive notices set forth in this Section 12.7 or such other individuals as they may designate. All notices, requests, demands, Claims and other communications under This Agreement shall be in writing. Any notice, request, demand, Claim or other communication under This Agreement shall be deemed duly given (i) when delivered personally to the recipient, (ii) upon confirmation of facsimile (with a confirmation copy to be sent by overnight delivery) or (iii) one Business Day following the date sent when sent by overnight delivery, at the following address:

If to the Sellers:

Karlin Technology, Inc.
24325 North San Fernando Road
Suite 102
Santa Clarita, CA 91321-2932
Fax: (818) 951-4343
Attention: Mary Burch

with copies to:

Kirkland & Ellis LLP
777 South Figueroa Street, Suite 3700
Los Angeles, CA 90017
Fax: (213) 680-8500
Attention: Robert G. Krupka, Esq.

and

Jeffer, Mangels, Butler & Marmaro LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, CA 90067
Fax: (310) 712-8562
Attention: Burton A. Mitchell, Esq.

If to any of the Medtronic Parties:

Medtronic Sofamor Danek, Inc.
1800 Pyramid Place
Memphis, TN 38132
Attention: General Counsel

with copies to:

Medtronic, Inc.
710 Medtronic Parkway
Minneapolis, MN 55432-5604
Attention: General Counsel

and

Ropes & Gray LLP
One International Place
Boston, MA 02110-2624
Fax: (617) 951-7050
Attention: Steven A. Wilcox, Esq.

Any Party may change the address to which notices, requests, demands, Claims and other communications under This Agreement are to be delivered by giving the other Party notice in the manner herein set forth.

         12.8.   Governing Law    This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. Notwithstanding the foregoing, any Dispute relating to the provisions of Section 10 (Arbitration) shall be governed by the Act as then in force.

         12.9.   Jurisdiction; Venue; Service of Process.    Any Action to enforce, vacate or remand any arbitration award or arbitration order pursuant to Section 10 (Arbitration) (each, an “ Arbitration Action”) shall be brought in the state courts of the State of New York or the United States District Court located in the Southern District of the State of New York. Each Party to This Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the above-named courts for the purpose of any Arbitration Action, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Arbitration Action, any Claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Arbitration Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that This Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Arbitration Action other than before one of the above-named courts. Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

         12.10.   Amendments and Waivers.    No amendment of any provision of This Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Sellers. No waiver by any Party of any provision of This Agreement or any default, misrepresentation or breach of warranty or covenant under This Agreement, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such wavier be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant under This Agreement or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         12.11.   Severability.    Any term or provision of This Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any term or provision of This Agreement would, under applicable law, be invalid or unenforceable in any respect, each Party intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. For any such invalid or unenforceable provision, the Parties shall use commercially reasonable efforts to negotiate a substitute valid and enforceable provision while preserving to the fullest extent possible the intent and agreements of the Parties set forth herein.

         12.12.   Expenses.    Except as expressly stated otherwise, each of the Parties will bear his or its own costs and expenses (including legal and accounting fees and expenses) incurred in connection with This Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby.

[Signature Page Follows]

        IN WITNESS WHEREOF, each of the undersigned has executed this Asset Purchase and Settlement Agreement as an agreement under seal as of the date first above written.

MEDTRONIC, INC.

By:	/s/ Arthur D. Collins, Jr.

Name: Arthur D. Collins, Jr. Title: Chairman and CEO

MEDTRONIC SOFAMOR DANEK, INC.

By:	/s/ Gary L. Ellis

Name: Gary L. Ellis Title: Vice President

SDGI HOLDINGS, INC.

By:	/s/ Michael Burrage

Name: Michael Burrage Title: Vice President

GARY K. MICHELSON, M.D.

By:	/s/ Gary K. Michelson, M.D.

KARLIN TECHNOLOGY, INC.

By:	/s/ Mary L. Burch

Name: Mary L. Burch Title: President